TABLE OF CONTENTS


Business Description

Market for Common Equity and Related Stockholder Matters

Selected Financial Data

Management's Discussion and Analysis of Financial Condition and
Results of
Operations

Financial Statements and Supplementary Data

                        Level 3 COMMUNICATIONS, INC.

     Level 3 Communications, Inc. ("Level 3") is engaged in the information services, telecommunications and coal mining businesses. Level 3 is a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS" or the "Company"). Level 3 is a Delaware corporation that was incorporated in 1985. The Company has two principal classes of common stock, Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C stock") and Class D Diversified Group Convertible Exchangeable Common Stock par value $.0625 per share (the Class D stock"). The value of Class C stock is linked to the Company's construction and materials operations (the "Construction Group"). The value of Class D stock is linked to the operations of Level 3 (the "Diversified Group"), under the terms of the Company's charter (see Item 5 below). All Class C shares and historically most Class D shares have been owned by current and former employees of the Company and their family members. The Company was incorporated in Delaware in 1941 to continue a construction business founded in Omaha, Nebraska in 1884. The Company entered the coal mining business in 1943 and the telecommunications business in 1988. In 1995, the Company distributed to its Class D stockholders all of its shares of MFS Communications Company, Inc. ("MFS") (which was later acquired by WorldCom, Inc.). Through subsidiaries, the Company owns 48.5% of the common stock of Cable Michigan, Inc., 48.4% of Commonwealth Telephone Enterprises, Inc., formerly known as C-TEC Corporation ("C-TEC") and 46.1% of RCN Corporation (collectively, the "C-TEC Companies"), the three companies that resulted from the restructuring of C-TEC, which was completed in September 1997. RCN Corporation, Cable Michigan, Inc. and Commonwealth Telephone Enterprises, Inc. are publicly traded companies and more detailed information about each of them is contained in their separate Annual Reports on Form 10-K. Prior to January 2, 1998, the Company was also engaged in the alternative energy business through its ownership of 24% of the voting stock of CalEnergy Company, Inc. ("CalEnergy") and certain international development projects in conjunction with CalEnergy.

     On December 8, 1997, the Company's stockholders ratified the decision of the Company's Board of Directors (the "PKS Board") to separate the business conducted by the Construction Group and the business conducted by the Diversified Group (collectively, the "Business Groups") into two independent companies. In connection with the consummation of this transaction, the PKS Board declared a dividend of eight-tenths of one share of the Company's newly created Class R Convertible Common Stock, par value $.01 per share ("Class R stock") with respect to each outstanding share of Class C stock. The Class R stock is convertible in shares of Class D stock pursuant to a defined formula. In addition, the Company has announced that effective March 31, 1998, the Company, through a resolution of the PKS Board, shall cause each outstanding share of Class C stock to be mandatorily exchanged (the "Share Exchange") pursuant to provisions of the PKS Restated Certificate of Incorporation (the "PKS Certificate") for one outstanding share of Common Stock, par value $.01 per share, of PKS Holdings, Inc. ("PKS Holdings"), a recently formed, direct, wholly owned subsidiary of PKS, to which the eight-tenths of one share of Class R Stock would attach (collectively, the "Transaction"). In connection with the consummation of the Transaction, the Company will change its name to Level 3 Communications, Inc. and PKS Holdings, Inc. will change its name to Peter Kiewit Sons', Inc. The Company has announced that the PKS Board has approved in principle a plan to force conversion of all 6,538,231 shares of Class R Stock outstanding. Due to certain provisions of the Class R stock, conversion will not be forced prior to May 1998, and the final decision to force conversion would be made at that time. The decision may be made not to force conversion if it were decided that conversion is not in the best interest of the then stockholders of the Company.

     The Transaction is intended to separate the Business Groups into two independent companies. The PKS Board believes that separation of the Business Groups will (i) permit Level 3 to attract and retain the senior management and employees needed to implement and develop Level 3's expansion plan (which is discussed below), (ii) enable Level 3 to access the capital markets in order to fund its expansion plan on more advantageous terms than would be available to Level 3 as part of the Company,
(iii) enable Level 3 to pursue strategic investments and acquisitions, as part of the expansion plan, which could be foreclosed to Level 3 as part of the Company and (iv) allow the directors and management of each Business Group to focus their attention and financial resources on that Business Group's business. Except for the anticipated effect of the Transaction on the management of the construction business, the PKS Board does not believe that the Transaction will have any other significant effect on the construction business.

     For 1997, Level 3 reports financial information about three business segments: coal mining, energy generation and distribution, and telecommunications. Additional financial information about these segments, including revenue, operating earnings, equity earnings, identifiable assets, capital expenditures and depreciation, depletion and amortization, as well as foreign operations information, is contained in Note 3 to the Level 3's consolidated financial statements.

                       LEVEL 3 COMMUNICATIONS, INC.

     Level 3 engages in the information services, telecommunications, coal mining and energy businesses, through ownership of operating subsidiaries, joint venture investments and ownership of substantial positions in public companies. Level 3 also holds smaller positions in a number of development stage or startup ventures.

                          INFORMATION SERVICES

     PKS Information Services, Inc. ("PKSIS") is a full service information technology company that provides computer operations outsourcing and systems integration services to customers located throughout the United States as well as abroad. Utilizing all computing environments from mainframes to client/server platforms, PKSIS offers custom-tailored computer outsourcing services. PKSIS also provides network and systems integration and network management services for various computer platforms. In addition, PKSIS develops, implements and supports applications software. Through its subsidiary NET Twenty-One, Inc., PKSIS' strategy is to focus on assisting its customers in "Web-enabling" legacy software applications, that is, migrating computer applications from closed computing and networking environments to network platforms using Transmission Control Protocol/Internet Protocol ("TCP/IP") technology that are then accessed using Web browsers.

     The computer outsourcing services offered by PKSIS through its subsidiary PKS Computer Services, Inc. include networking and computing services necessary both for older mainframe-based systems and newer client/server-based systems. PKSIS provides its outsourcing services to clients that desire to focus their resources on core businesses, rather than expending capital and incurring overhead costs to operate their own computing environment. PKSIS believes that it is able to utilize its expertise and experience, as well as operating efficiencies, to provide its outsourcing customers with levels of service equal to or better than those achievable by the customer itself, while at the same time reducing the customer's cost for such services. This service is particularly useful for those customers moving from older computing platforms to more modern client/server networks.

     PKSIS' systems integration services help customers define, develop and implement cost-effective information services. In addition, through PKS Systems Integration, Inc., PKSIS offers reengineering services that allow companies to convert older legacy software systems to modern networked computing systems, with a focus on reengineering software to enable older software application and data repositories to be accessed by Hypertext Markup Language (HTML)-based browsers ("Web browsers") over the Internet or over private or limited access TCP/IP networks.

     PKSIS, through its Suite 2000-SM line of services, provides customers with a multi-phased service for converting programs and application so that date-related information is accurately processed and stored before and after the year 2000. Through the process of converting a customer's legacy software for year 2000 compliance, PKSIS is able to provide additional insight and advice to further stream-line and improve the customer's information systems.

     PKSIS has established a software engineering facility at the National Technology Park in Limerick, Ireland, to undertake: large scale development projects; system conversions; and code restructuring and software re-engineering. PKSIS has also established relationships with domestic and international partners to provide such activities as well as establishing recently a joint venture in India.

     PKSIS' subsidiary, LexiBridge Corporation of Shelton, Connecticut, provides customers with a combination of workbench tools and methodology that provide a complete strategy for converting mainframe-based application systems to client/server architecture, while at the same time ensuring year 2000 compliance.

     In 1997, 93% of PKSIS' revenue was from external customers and the remainder was from affiliates.

     Level 3 recently has determined to increase substantially the emphasis it places on and the resources devoted to its information services business, with a view to becoming a facilities-based provider (that is, a provider of information services that owns or leases a substantial portion of the plant, property and equipment necessary to provide those services) of a broad range of integrated information services to business (the "Expansion Plan"). Pursuant to the Expansion Plan, Level 3 intends to expand substantially its current information services business, through both the expansion of the business of PKSIS and the creation, through a combination of construction, purchase and leasing of facilities and other assets, of a substantial, facilities-based communications network that utilizes Internet Protocol or IP technology.

     In order to grow and expand substantially the information services it provides, Level 3 has developed a comprehensive plan to construct, purchase and lease local and backbone facilities necessary to provide a wide range of communications services over a network that uses Internet Protocol based technology. These services include:

     A number of business-oriented communications services using a combination of network facilities Level 3 would construct, purchase and lease from third parties, which services may include fax services that are transmitted in part over an Internet Protocol network and are offered at a lower price than public circuit- switched telephone network-based fax service and voice message storing and forwarding that are transmitted in part over the same Internet Protocol technology based network; and

    After construction, purchase and lease of local and backbone facilities, a range of Internet access services at varying capacity levels and, as technology development allows, at specified levels of quality of service and security.

     Level 3 believes that, over time, a substantial number of businesses will convert existing computer application systems (which run on standalone or networked computing platforms utilizing a wide variety of operating systems, applications and data repositories) to computer systems that communicate using Internet Protocol and are accessed by users employing Web browsers. Level 3 believes that such a conversion will occur for the following reasons:

          Internet Protocol has become a de facto networking standard supported by numerous hardware and software vendors and, as such, provides a common protocol for connecting computers utilizing a wide variety of operating systems;

          Web browsers can provide a standardized interface to data and applications and thus help to minimize costs of training personnel to access and use these resources; and

          As a packet-switched technology, in many instances, Internet Protocol utilizes network capacity more efficiently than the circuit-switched public telephone network.
Consequently, certain services provided over an Internet Protocol network maybe less costly than the same services provided over public switched telephone network.

     Level 3 further believes that businesses will prefer to contract for assistance in making this conversion with those vendors able to provide a full range of services from initial consulting to Internet access with requisite quality and security levels.

     Pursuant to the Expansion Plan, Level 3's strategy will be to attempt to meet this customer need by: (i) growing and expanding its existing capabilities in computer network systems, consulting, outsourcing, and software reengineering, with particular emphasis on conversion of legacy software systems to systems that are compatible with Internet Protocol networks and Web browsers access; and (ii) creating a national end-to-end Internet Protocol based network through a combination of construction, purchase and leasing of assets. Level 3 intends to optimize its international network to provide Internet based communications services to businesses at low cost and high quality, and to design its network, to the extent possible, to more readily include future technological upgrades than older, less flexible networks owned by competitors.

     To implement its strategy, Level 3 has formulated a long term business plan that provides for the development of an end-to-end network optimized for the Internet Protocol. Initially, Level 3 will offer its services over facilities, both local and national, that are in part leased from third parties to allow for the offering of services during the construction of its own facilities. Over time, it is anticipated that the portion of Level 3's network that includes leased facilities will decrease and the portion of facilities that have been constructed, and are owned, by Level 3 will increase. Over the next 4 to 6 years, it is anticipated that the Level 3 network will encompass local facilities in approximately 40 North American markets, leased backbone facilities in approximately 10 additional North American markets, a national or inter-city network covering approximately 15,000 miles, the establishment of local facilities in approximately 10 European and 4 Asian markets and an inter-city network covering approximately 2,000 miles across Europe. Level
3 intends to design and construct its inter-city network using multiple conduits. Level 3 believes that the spare conduits will allow it to deploy future technological innovations and expand capacity without incurring significant overbuild costs. The foregoing description of the Level 3 network and the Expansion Plan constitutes a forward-looking statement. The actual configuration of the network, including the number of markets served and the expanse of the inter-city networks will depend on a variety of factors including Level 3's ability to: access markets; design fiber optic network backbone routes; attract and retain qualified personnel; design, develop and deploy enterprise support systems that will allow Level 3 to build and operate a packet switched network that interconnects with the public switched network, install fiber optic cable and facilities;
obtain rights-of-way, building access rights, unbundled loops and required government authorizations, franchises and permits; and to negotiate interconnection and peering agreements.

     The operations to be conducted as a result of the Expansion Plan will be subject to extensive federal and state regulation. Federal laws and Federal Communications Commission regulations apply to interstate telecommunications while state regulatory authorities exercise jurisdiction over telecommunications both originating and terminating within a state. Generally, implementation of the Expansion Plan will require obtaining and maintaining certificates of authority from regulatory bodies in most states where services are to be offered.

     With respect to the Expansion Plan, Level 3 is devoting substantially more management time and capital resources to its information services business with a view to making the information services business, over time, the principal business of Level 3. In that respect, the management of Level 3 has been conducting a comprehensive review of the existing Level 3 businesses to determine how those businesses will complement Level 3's focus on information services businesses as a result of the Expansion Plan. For example, the management of Level 3 negotiated the sale of its energy interests (see "- CalEnergy" below) because it believed that the ongoing ownership by Level 3 of an interest in an energy businesses was not compatible with its focus on the information services business, and because sale of those assets provided a substantial portion of the money necessary to fund the early stages of the Expansion Plan.

     In addition, the Construction Group and Level 3 are currently discussing a restructuring of the current mine management arrangement between the two Business Groups. Level 3 also is reviewing its involvement in a number of start-up and development stage businesses and recently completed the sale of its interest in United Infrastructure Company ("UIC"). Level 3 is also currently discussing with the Construction Group the sale of Kiewit Investment Management Corp. to the Construction Group. Level 3 has no current intention, however, to sell, dispose or otherwise alter its ownership interest in the C-TEC Companies.

                            C-TEC COMPANIES

     On September 30, 1997, C-TEC completed a tax-free restructuring, which divided C-TEC into three public companies: C-TEC, which changed its name to Commonwealth Telephone
Enterprises, Inc. ("Commonwealth Telephone"), RCN Corporation
("RCN") and Cable Michigan, Inc. ("Cable Michigan").

     Businesses of the C-TEC Companies. Commonwealth Telephone owns the following businesses: Commonwealth Telephone Company (the rural local exchange carrier business); Commonwealth Communications (the communications engineering business); the Pennsylvania competitive local exchange carrier business; and long distance operations in certain areas of Pennsylvania. RCN owns the following businesses: its competitive telecommunications services operations in New York City and Boston; its cable television operations in New York, New Jersey and Pennsylvania; its 40% interest in Megacable S.A. de C.V., Mexico's second largest cable operator; and its long distance operations (other than the operations in certain areas of Pennsylvania). Cable Michigan owns and operates cable television systems in the State of Michigan and owns a 62% interest in Mercom, Inc., a publicly held Michigan cable television operator.

     Ownership of the C-TEC Companies. In connection with the restructuring and as a result of the conversion of certain shares of C-TEC held by Level 3, Level 3 now holds 13,320,485 shares of RCN common stock, 3,330,119 shares of Cable Michigan common stock, and 8,880,322 shares of Commonwealth Telephone common stock. Such ownership represents 48.5% of the outstanding common stock of Cable Michigan, 48.4% of the outstanding common stock of Commonwealth Telephone and 46.1% of the outstanding common stock of RCN.

     Each of the shares of RCN common stock, Cable Michigan common stock and Commonwealth Telephone Common Stock is traded on the National Association of Securities Dealers, Inc.'s National
Market (the "Nasdaq National Market").

     In its filings with the Securities and Exchange Commission, the board of directors of C-TEC concluded that the distributions were in the best interests of the shareholders because the distributions will, among other things, (i) permit C-TEC to raise financing to fund the development of the RCN business on more advantageous economic terms than the other alternatives available, (ii) facilitate possible future acquisitions and joint venture investments by RCN and Cable Michigan and possible future offerings by RCN, (iii) allow the management of each company to focus attention and financial resources on its respective business and permit each company to offer employees incentives that are more directly linked to the performance of its respective business, (iv) facilitate the ability of each company to grow in both size and profitability, and (v) permit investors and the financial markets to better understand and evaluate C-TEC's various businesses.

     Accounting Method. Since the ownership by Level 3 of the equity and voting rights of each of RCN, Cable Michigan and Commonwealth Telephone at the end of 1997 was less than 50%, under generally accepted accounting principles, Level 3 uses the equity method to account for its investments in each of these companies. Under the equity method, Level 3 reports its proportionate share of each of Commonwealth Telephone's, RCN's and Cable Michigan's earnings, even though it has received no dividends from those companies. Level 3 keeps track of the carrying value of its investment in each of the C-TEC Companies. "Carrying value" is the purchase price of the investment, plus the investor's proportionate share of the investee's earnings, less the amortized portion of goodwill, less any dividends paid. Level 3 purchased its C-TEC Companies shares at a premium over the book value of the underlying net assets. This premium is being amortized over a period of between 30 to 40 years. At December 27, 1997 the carrying value of Level 3's Commonwealth Telephone shares was $75 million, RCN shares was $214 million and Cable Michigan shares was $46 million.

     Description of the C-TEC Companies. RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected markets in the Boston to Washington, D.C. corridor. Cable Michigan is a cable television operator in the State of Michigan which, as of December 31, 1997, served approximately 204,000 subscribers. These figures include the approximately 42,000 subscribers served by Mercom, a 62% owned subsidiary of Cable Michigan. Clustered primarily around the Michigan communities of Grand Rapids, Traverse City, Lapeer and Monroe (Mercom), Cable Michigan's systems serve a total of approximately 400 municipalities in suburban markets and small towns. Commonwealth Telephone Company is a Pennsylvania public utility providing local telephone service to a 19 county, 5,067 square mile service territory in Pennsylvania. The telephone company services approximately 259,000 main access lines. The company also provides network access, long distance, and billing and collection services to interexchange carriers. The telephone company's business customer base is diverse in size as well as industry, with very little concentration. Commonwealth Long Distance operates principally in Pennsylvania, providing switched services and resale of several types of services, using the networks of several long distance providers on a wholesale basis. Commonwealth Communications Inc. provides telecommunications engineering and facilities management services to large corporate clients, hospitals and universities throughout the Northeastern United States and sells, installs and maintains PBX systems in Pennsylvania and New Jersey. In January 1995, C-TEC purchased a 40% equity position in Megacable, Mexico's second largest cable television operator, serving approximately 174,000 subscribers in 12 cities.

     For more information on the business of each of RCN, Cable
Michigan and Commonwealth Telephone, please see the individual filings of Annual Reports on Form 10-K for each of such companies as filed with the Securities and Exchange Commission.

                               COAL MINING

     Level 3 is engaged in coal mining through its subsidiary, Kiewit Coal Properties Inc. ("KCP"). KCP has a 50% interest in three mines, which are operated by KCP. Decker Coal Company ("Decker") is a joint venture with Western Minerals, Inc., a subsidiary of The RTZ Corporation PLC. Black Butte Coal Company ("Black Butte") is a joint venture with Bitter Creek Coal Company, a subsidiary of Union Pacific Resources Group Inc. Walnut Creek Mining Company ("Walnut Creek") is a general partnership with Phillips Coal Company, a subsidiary of Phillips Petroleum Company. The Decker mine is located in southeastern Montana, the Black Butte mine is in southwestern Wyoming, and the Walnut Creek mine is in east-central Texas.

     Production and Distribution. The coal mines use the surface mining method. During surface mining operations, topsoil is removed and stored for later use in land reclamation. After removal of topsoil, overburden in varying thicknesses is stripped from above coal seams. Stripping operations are usually conducted by means of large, earth-moving machines called draglines, or by fleets of trucks, scrapers and power shovels. The exposed coal is fractured by blasting and is loaded into haul trucks or onto overland conveyors for transportation to processing and loading facilities. Coal delivered by rail from Decker originates on the Burlington Northern Railroad. Coal delivered by rail from Black Butte originates on the Union Pacific Railroad. Coal is also hauled by trucks from Black Butte to the nearby Jim Bridger Power Plant. Coal is delivered by trucks from Walnut Creek to the adjacent facilities of the Texas-New Mexico Power Company.

     Customers. The coal produced from the KCP mines is sold primarily to electric utilities, which burn coal in order to produce steam to generate electricity. Approximately 89% of sales are made under long-term contracts, and the remainder are made on the spot market. Approximately 79%, 80% and 80% of KCP's revenues in 1997, 1996 and 1995, respectively, were derived from long-term contracts with Commonwealth Edison Company (with Decker and Black Butte) and The Detroit Edison Company (with Decker). The primary customer of Walnut Creek is the Texas-New Mexico Power Company.

     Contracts. Customers enter into long-term contracts for coal primarily to secure a reliable source of supply at a predictable price. KCP's major long-term contracts have remaining terms ranging from 1 to 30 years. A majority of KCP's long-term contracts provide for periodic price adjustments. The price is typically adjusted through the use of various indices for items such as materials, supplies, and labor. Other portions of the price are adjusted for changes in production taxes, royalties, and changes in cost due to new legislation or regulation. In most cases, these cost items are directly passed through to the customer as incurred. In most cases the price is also adjusted based on the heating content of the coal.

     Decker has a sales contract with Detroit Edison Company that provides for the delivery of a minimum of 36 million tons of low sulphur coal during the period 1998 through 2005, with annual shipments ranging from 5.2 million tons in 1998 to 1.7 million tons in 2005.

     KCP and its mining ventures have entered into various agreements with Commonwealth Edison Company ("Commonwealth"), which stipulate delivery and payment terms for the sale of coal. The agreements as amended provide for delivery of 88 million tons during the period 1998 through 2014, with annual shipments ranging from 1.8 million tons to 13.1 million tons. These deliveries include 15 million tons of coal reserves previously sold to Commonwealth. Since 1993, the amended contract between Commonwealth and Black Butte provides that Commonwealth's delivery commitments will be satisfied, not with coal produced from the Black Butte mine, but with coal purchased from three unaffiliated mines in the Powder River Basin of Wyoming. The contract amendment allows Black Butte to purchase alternate source coal at a price below its production costs, and to pass the cost savings through to Commonwealth while maintaining the profit margins available under the original contract.

     The contract between Walnut Creek and Texas-New Mexico Power Company provides for delivery of between 42 and 90 million tons of coal during the period 1989 through 2027. The actual tons provided will depend on the number of power units constructed and operated by TNP. The maximum amount KCP is expecting to ship in any one year is between 1.6 and 3.2 million tons.

     KCP also has other sales commitments, including those with Sierra Pacific, Idaho Power, Solvay Minerals, Pacific Power & Light, Minnesota Power, and Mississippi Power, that provide for the delivery of approximately 13 million tons through 2005.

     Coal Production.  Coal production began at the Decker, Black
Butte, and Walnut Creek mines in 1972, 1979, and 1989, respectively. KCP's share of coal mined in 1997 at the Decker, Black Butte, and Walnut Creek mines was 5.9, 1.0, and .9 million tons, respectively.

     Revenue.  KCP's total revenue in 1997 was $222 million.
Revenue attributable to the Decker, Black Butte, and Walnut Creek entities was $114 million, $89 million, and $17 million, respectively.

     Under a 1992 mine management agreement, KCP pays a KCG subsidiary an annual fee equal to 30% of KCP's adjusted operating income. The fee in 1997 was $32 million.

     Backlog. At the end of 1997, the backlog of coal to be sold under KCP's long-term contracts was approximately $1.4 billion, based on December 1997 market prices. Of this amount, $213 million is expected to be sold in 1998.

     Reserves. At the end of 1997, KCP's share of assigned coal reserves at Decker, Black Butte, and Walnut Creek was 111, 39, and 31 million tons, respectively. Of these amounts, KCP's share of the committed reserves of Decker, Black Butte, and Walnut Creek was 46, 2, and 23 million tons, respectively. Assigned reserves represent coal that can be mined using KCP's current mining practices. Committed reserves (excluding alternate source coal) represent KCP's maximum contractual amounts. These coal reserve estimates represent total proved and probable reserves.

     Leases. The coal reserves and deposits of the mines are held pursuant to leases with the federal government through the Bureau of Land Management, with two state governments (Montana and Wyoming), and with numerous private parties.

     Competition. The coal industry is highly competitive. KCP competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than KCP, but also with alternative methods of generating electricity and alternative energy sources. In 1996, KCP's production represented 1.5% of total U.S. coal production. Demand for KCP's coal is affected by economic, political and regulatory factors. For example, recent "clean air" laws may stimulate demand for low sulphur coal. KCP's western coal reserves generally have a low sulphur content (less than one percent) and are currently useful principally as fuel for coal-fired steam-electric generating units.

     KCP's sales of its western coal, like sales by other western coal producers, typically provide for delivery to customers at the mine. A significant portion of the customer's delivered cost of coal is attributable to transportation costs. Most of the coal sold from KCP's western mines is currently shipped by rail to utilities outside Montana and Wyoming. The Decker and Black Butte mines are each served by a single railroad. Many of their western coal competitors are served by two railroads and such competitors' customers often benefit from lower transportation costs because of competition between railroads for coal hauling business. Other western coal producers, particularly those in the Powder River Basin of Wyoming, have lower stripping ratios (that is, the amount of overburden that must be removed in proportion to the amount of minable coal) than the Black Butte and Decker mines, often resulting in lower comparative costs of production. As a result, KCP's production costs per ton of coal at the Black Butte and Decker mines can be as much as four and five times greater than production costs of certain competitors. KCP's production cost disadvantage has contributed to its agreement to amend its long-term contract with Commonwealth Edison Company to provide for delivery of coal from alternate source mines rather than from Black Butte. Because of these cost disadvantages, KCP does not expect that it will be able to enter into long-term coal purchase contracts for Black Butte and Decker production as the current long-term contracts expire. In addition, these cost disadvantages may adversely affect KCP's ability to compete for spot sales in the future.

     Environmental Regulation. The Company is required to comply with various federal, state and local laws and regulations concerning protection of the environment. KCP's share of land reclamation expenses in 1997 was $3.6 million. KCP's share of accrued estimated reclamation costs was $100 million at the end of 1997. The Company does not expect to make significant capital expenditures for environmental compliance in 1998. The Company believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors in the mining industry are similarly affected by such laws.

                           CALENERGY COMPANY, INC.

     CalEnergy develops, owns, and operates electric power production facilities, particularly those using geothermal resources, in the United States, the Philippines, and Indonesia. In December 1996, CalEnergy and Level 3 acquired Northern Electric plc, an English electric utility company. CalEnergy is a Delaware corporation formed in 1971 and has its headquarters in Omaha, Nebraska. CalEnergy common stock is traded on the New York, Pacific, and London Stock Exchanges. In 1997, CalEnergy had revenue of $2.3 billion and a net loss of $84 million. At the end of 1997, CalEnergy had total assets of $7.5 billion, debt of $3.5 billion, and stockholders' equity of $1.4 billion.

     At the end of 1997, Level 3 owned approximately 24% of the common stock of CalEnergy. Under generally accepted accounting principles, an investor owning between 20% and 50% of a company's equity, generally uses the equity method. Under the equity method, Level 3 reports its proportionate share of CalEnergy's earnings, even though it has received no dividends from CalEnergy. Level 3 keeps track of the carrying value of its CalEnergy investment. "Carrying value" is the purchase price of the investment, plus the investor's proportionate share of the investee's earnings, less the amortized portion of goodwill, less any dividends paid. At December 27, 1997 the carrying value of Level 3's CalEnergy shares was $337 million. On January 2, 1998, Level 3 sold its entire interest in CalEnergy along with its interests in several development projects and Northern Electric plc. to CalEnergy for approximately $1.16 billion.

                              OTHER BUSINESSES

     SR91 Tollroad. Level 3 has invested $12 million for a 65% equity interest and $4.3 million loan to California Private Transportation Company, L.P. which developed, financed, and currently operates the 91 Express Lanes, a ten mile, four lane tollroad in Orange County, California. The fully automated highway uses an electronic toll collection system and variable pricing to adjust tolls to demand. Capital costs at completion were $130 million, $110 million of which was funded with limited recourse debt. Revenue collected over the 35-year franchise period is used for operating expenses, debt repayment, and profit distributions. The tollroad opened in December 1995 and achieved operating break-even in 1996. Approximately 100,000 customers have registered to use the tollroad and weekday volumes typically exceed 29,000 vehicles per day.

     United Infrastructure Company. UIC was an equal partnership between Kiewit Infrastructure Corp., a wholly owned subsidiary of Level 3, and Bechtel Infrastructure Enterprises, Inc. ("Bechtel"). UIC was formed in 1993 to develop North American infrastructure projects. During 1996, UIC began to focus primarily on water infrastructure projects, principally through U.S. Water, a partnership formed with United Utilities PLC, a U.K. company. As part of the strategic decision to concentrate on its information services business and the Expansion Plan, on December 31, 1997 Level 3 sold its entire interest in UIC to Bechtel for $10 million.

     Kiewit Mutual Fund. Kiewit Mutual Fund, a Delaware business trust and a registered investment company, was formed in 1994. Initially formed to manage the Company's internal investments, shares in Kiewit Mutual Fund are now available for purchase by the general public. The Fund's investors currently include individuals and unrelated companies, as well as Company-affiliated joint ventures, pension plans, and subsidiaries. Kiewit Mutual Fund has six series: Money Market Portfolio, Government Money Market Portfolio, Short-Term Government Portfolio, Intermediate-Term Bond Portfolio, Tax-Exempt Portfolio, and the Equity Portfolio. In February 1997, the Fund adopted a master- feeder structure. Each of the Portfolios invests in a corresponding series of the Kiewit Investment Trust, which now manages the underlying securities holdings. The structure will allow smaller mutual funds and institutional investors to pool their assets with Kiewit Investment Trust, providing lower expense ratios for all participants. The registered investment adviser of Kiewit Investment Trust is Kiewit Investment Management Corp., a subsidiary of Level 3 (60%) and KCG (40%). At the end of 1997, Kiewit Mutual Fund had net assets of $1.3 billion. As part of the strategic decision to concentrate on its information services business and the Expansion Plan, it is anticipated that Level 3 will sell its interest in Kiewit Investment Management Corp. to the Construction Group.

     Other. In February 1997, Level 3 purchased an office building in Aurora, Colorado for $21 million. By investing in real estate, Level 3 defers taxes on a portion of the $40 million of taxable gain otherwise recognizable with respect to the Whitney Benefits litigation settlement in 1995. Level 3 may make additional real estate investments in 1998 with a view toward deferring the balance of that taxable gain. Level 3 has also made investments in several development-stage companies, but does not expect earnings from these companies in 1998.

                           GENERAL INFORMATION

     Year 2000. PKS Computer Services, Inc., the computer outsourcing subsidiary of PKSIS, has developed a comprehensive approach to address the potential operational risks associated with the Year 2000, and began to implement remediation plans in 1997. As part of its plans PKS Computer Services is: working with its key suppliers to verify their operational viability through the Year 2000; reviewing building infrastructure components that may be affected by the Year 2000 issue, which components include fire alarms systems, security systems, and automated building controls; identifying hardware inventories that are affected by date logic that is not Year 2000 compliant, which hardware includes mainframe computers, mid-range computers, micro-computers, and network hardware. To the extent that vendors identify items that are not Year 2000 compliant, PKS Computer Services will work with the hardware vendor to develop a plan that will enable continuous operations through the Year 2000.

     PKS Computer Services is responsible for providing an operating environment in which its customers applications are run. As a result, PKS Computer Services will confirm the system software inventories that it is responsible for managing. PKS Computer Services will then develop a plan with each of its customers that indicate that they intend to be customers in the year 2000 to provide for Year 2000 compliance.

     PKS Computer Services believes that many of the required changes for hardware and operating environments will be included in the costs that are incurred for annual maintenance.

     PKS Systems Integration LLC provides a wide variety of information technology services to its customers. In fiscal year 1997 approximately 80% of the revenue generated by PKSIS related to projects involving Year 2000 assessment and renovation services performed by PKS Systems Integration for its customers. These contracts generally require PKS Systems Integration to identify date affected fields in certain application software of its customers and, in many cases, PKS Systems Integration undertakes efforts to remediate those date-affected fields so that the applicable applications are able to process date-related information occurring on or before the Year 2000. Thus, Year 2000 issues affect many of the services PKS Systems Integration provides to its customers. This exposes PKS Systems Integration to potential risks that may include problems with services provided by PKS Systems Integration to its customers and the potential for claims arising under PKS Systems Integration customer contracts. PKS Systems Integration attempts to contractually limit its exposure to liability for Year 2000 compliance issues. However, there can be no assurance as to the effectiveness of such contractual limitations.

     The expenses associated with this project by PKSIS, as well as the related potential effect on PKSIS's earnings is not expected to have a material effect on its future operating results or financial condition. There can be no assurance, however, that the Year 2000 problem, and any loss incurred by any customers of PKSIS as a result of the Year 2000 problem will not materially and adversely affect PKSIS and its business.

     Environmental Protection. Compliance with federal, state, and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not and is not expected to have a material effect upon the capital expenditures, earnings, or competitive position of the Company and its subsidiaries.

     Employees. At the end of 1997, the Company and its majority-owned subsidiaries employed approximately 17,700 people
- 16,200 in construction and materials operations, 500 by coal mining companies, 800 at PKSIS, and 200 in corporate and Level 3 positions. This does not include the employees of the C-TEC Companies.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     Market Information. As of December 27, 1997, the Company's common stock is not listed on any national securities exchange or the Nasdaq National Market. However, the Class D stock is currently quoted on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board. During the fourth quarter of 1997, the only quarter during which this trading occurred, the range of the high and low bid information for the Class D stock was $24.60 to $29.00. The Company has announced that the common stock of Level 3 Communications, Inc. (renamed from Peter Kiewit Sons', Inc. in connection with the Transaction) will begin trading on the Nasdaq National Market on April 1, 1998.

     Company Repurchase Duty. Pursuant to the current terms of the PKS Certificate, the Company is generally required to repurchase shares at a formula price upon demand. Under the PKS Certificate effective January 1992, the Company has three classes of common stock: Class B Construction & Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable Common Stock ("Class B"), Class C stock, and Class D stock. There are no outstanding Class B stock; the last Class B stock were converted into Class D stock on January 1, 1997. Class C stock can be issued only to Company employees and can be resold only to the Company at a formula price based on the year-end book value of the Construction Group. The Company is generally required to repurchase Class C stock for cash upon stockholder demand. Class D stock has a formula price based on the year-end book value of the Diversified Group. The Company must generally repurchase Class D stock for cash upon stockholder demand at the formula price, unless the Class D stock become publicly traded.

     Formula values. The formula price of the Class D stock is based on the book value of Level 3 and its subsidiaries, plus one-half of the book value, on a stand-alone basis, of the parent company, PKS. The formula price of the Class C stock is based on the book value of the Construction Group and its subsidiaries, plus one-half of the book value of the unconsolidated parent company. A significant element of the Class C formula price is the subtraction of the book value of property, plant, and equipment used in construction activities ($122 million in 1997).

     Conversion. Under the PKS Certificate, Class C stock is convertible into Class D stock at the end of each year. Between October 15 and December 15 of each year a Class C stockholder may elect to convert some or all of his or her shares. Conversion occurs on the following January 1. The conversion ratio is the relative formula prices of Class C and Class D stock determined as of the last Saturday in December, that is, the last day in the Company's fiscal year. Class D stock may be converted into Class C stock only as part of an annual offering of Class C stock to employees. Instead of purchasing the offered shares for cash, an employee owning Class D stock may convert such shares into Class C stock at the applicable conversion ratio.

     Restrictions. Ownership of Class C stock is generally restricted to active Company employees. Upon retirement, termination of employment, or death, Class C stock must be resold to the Company at the applicable formula price, but may be converted into Class D stock if the terminating event occurs during the annual conversion period. Class D stock is not subject to ownership or transfer restrictions.

     Dividends and Prices. During 1996 and 1997 the Company declared or paid the following dividends on its common stock.
The table also shows the stock price after each dividend payment or other valuation event.

Dividend                        Dividend
Declared        Dividend Paid   Per Share Class Price Adjusted  Stock Price
Oct. 27, 1995   Jan. 5, 1996      0.50    D     Dec. 30, 1995      9.90*
Oct. 25, 1996   Jan. 4, 1997      0.50    D     Dec. 28, 1996     10.85*
                                          D     Dec. 27, 1997     11.65*

* All stock prices for the Class D stock reflect a dividend of four shares of Class D stock for each outstanding share of Class
D stock that was effective on December 26, 1997.

     The Company's current dividend policy is to pay a regular dividend on Class C stock of about 15% to 20% of the prior year's ordinary earnings of the Construction Group, with any special dividends to be based on extraordinary earnings. Although the PKS Board announced in August 1993 that the Company did not intend to pay regular dividends on Class D stock for the foreseeable future, the PKS Board declared a special dividend of $0.50 per share of Class D stock in both October 1995 and 1996.

     A dividend of 4 shares of Class D Stock for each share of Class D Stock was effected on December 26, 1997.

     Stockholders. On March 15, 1998, and after giving effect to a dividend of 4 shares of Class D Stock for each outstanding share of Class D stock effected on December 26, 1997, the Company had the following numbers of stockholders and outstanding shares for each class of its common stock:

     Class of Stock      Stockholders     Shares Outstanding
           B                 -                  -
           C                996              7,681,020
           D               2,121            146,943,752

     Recent Sales of Unregistered Securities. On April 1, 1997, the Company sold 10,000 shares of Class D stock to Charles Harper and Robert Daugherty and 8,000 shares of Class D stock to Peter Kiewit Jr. at a sale price of $49.50 per share. Each of Messrs Harper, Daugherty and Kiewit are members of the PKS Board of Directors. The sale was effected pursuant to an exemption from registration under the Securities Act of 1933 contained in
Section 4(2) of such Act.

                          SELECTED FINANCIAL DATA

                     SELECTED FINANCIAL DATA

  The following selected financial data for each of the years in the period 1993 to 1997 have been derived from audited financial statements. The historical financial information for the Diversified Group and Kiewit Construction & Mining Group supplements the consolidated financial information of PKS and, taken together, includes all accounts which comprise the corresponding consolidated financial information of PKS.

(dollars in millions,                         Fiscal Year Ended
 except per share amounts)                 1997    1996    1995    1994    1993

Results of Operations:
 Revenue (1)                             $  332  $  652  $  580  $  537  $  267
 Earnings from continuing operations         83     104     126      28     174
 Net earnings (2)                            93     113     140      33     181

Per Common Share:
 Earnings from continuing operations
  Basic                                     .66     .90    1.17     .27    1.74
  Diluted                                   .66     .90    1.17     .27    1.74
 Net earnings
  Basic                                     .74     .97    1.29    1.32    1.82
  Diluted                                   .74     .97    1.29    1.32    1.81
 Dividends (3)                                -     .10     .10       -     .10
 Stock price (4)                          11.65   10.85    9.90   12.05   11.88
 Book value                               11.65   10.85    9.90   12.07   11.90

Financial Position:
 Total assets (1)                         2,127   2,504   2,478   3,543   2,756
 Current portion of long-term debt (1)        3      57      40      30      11
 Long-term debt,less current portion (1)    137     320     361     899    452
 Stockholders' equity (5)                 1,578   1,257   1,140   1,231  1,191


(1) In October 1993, the Group acquired 35% of the outstanding shares of C-TEC Corporation that had 57% of the available voting rights. At December 28, 1996, the Group owned 48% of the outstanding shares and 62% of the voting rights.

  As  a  result of the C-TEC restructuring, the Group  owns  less than 50% of the outstanding shares and voting rights of each of the three entities, and therefore accounted for each entity using the equity method in 1997. The Company consolidated C-TEC from 1993 to 1996.

 In September 1995, the Group dividended its investment in MFS to Class D shareholders. MFS' results of operations have been classified as a single line item on the statements of earnings. MFS is consolidated in the 1993 and 1994 balance sheets.

 In  January  1994,  MFS  issued $500 million  of  9.375%  Senior
   Discount Notes.

  In September 1997, the Group agreed to sell its energy segment to CalEnergy Company, Inc. The transaction closed on January
   2, 1998.

(2) In 1993, through two public offerings, the Group sold 29% of MFS, resulting in a $137 million after-tax gain. In 1995 and 1994, additional MFS stock transactions resulted in $2 million and $35 million after-tax gains to the Group and reduced its ownership in MFS to 66% and 67%.

(3)  The  1996,  1995  and  1993   dividends  include   $.10  for
   dividends  declared   in  1996, 1995  and  1993  but  paid  in
   January of the subsequent year.

(4) Pursuant to the Certificate of Incorporation, the stock price
   calculation is computed   annually at  the end of  the  fiscal
   year.

(5) Unless Class D Stock becomes publicly traded, PKS is generally committed to purchase all Class D Stock at the amount computed, in accordance with the Certificate of
   Incorporation, when put to PKS by a stockholder. The aggregate redemption value of the Class D Stock at December 27, 1997 was $1,578 million.



   Management's Discussion and Analysis of Financial Condition
                    and Results of Operations

 The financial statements of the Diversified Group ("the Group") include the financial position, results of operations and cash flows for the businesses of PKS other than its construction and materials businesses, and include certain PKS corporate assets and liabilities and related transactions. The Group's share of corporate assets and liabilities and related transactions includes amounts to reflect certain financial activities, corporate general and administrative costs, common stock transactions and income taxes. See Notes 1 and 6 to the Group's financial statements.

 This document contains forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to the Group. When used in this document, the words "anticipate", "believe", "estimate" and "expect" and similar expressions, as they relate to the Group or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document.

          Results of Operations 1997 vs. 1996

   Coal Mining. Revenue from the Group's coal mines declined 5% in 1997 compared to 1996. Alternate source coal revenue declined by $16 million in 1997. The mines primary customer, Commonwealth Edison, accelerated its contractual commitments in 1996 for alternate source coal, thus reducing its obligations in 1997. In addition to the decline in tonnage shipped, the price of coal sold to Commonwealth declined 1% in 1997. Revenue attributable to other contracts increased by approximately $4 million. The actual amount of coal shipped to these customers increased 5% in 1997, but the price at which it was sold was 4% lower than 1996.

   Margin, as a percentage of revenue, declined 11% from 1996 to 1997. Margins in 1996 were higher than normal due to the additional high margin alternate source coal sold to Commonwealth in 1996 and the refund of premiums from a captive insurance company that insured against black lung disease. The decline in Commonwealth shipments and an overall decline in average selling price adversely affected the results for 1997. If current market conditions continue, the Group will experience a decline in coal revenue and earnings after 1998 as certain long-term contracts begin to expire.

   Information Services. Revenue increased by 126% to $94 million in 1997 from $42 million in 1996. Revenue from computer outsourcing services increased 20% to $49 million in 1997 from $41 million in 1996. The increase was due to new computer outsourcing contracts signed in 1997. Revenue for systems integration grew to $45 million in 1997 from less than $1 million in 1996. Strong demand for Year 2000 renovation services fueled the growth for systems integration's revenues.

 Margin, as a percent of revenue, decreased to 28% in 1997 from 41% in 1996 for the computer outsourcing business. The reduction of the gross margin was due to up-front migration costs associated with new contracts and significant increases in personnel costs due to the tightening supply of computer professionals. Gross margin for the systems integration business was approximately 40% in 1997. A comparison to 1996 gross margin is not meaningful due to the start-up nature of the business.


    General  and  Administrative  Expenses.    Excluding   C-TEC,
general and administrative expenses increased 20% to $114 million
in  1997.   The  increase  was primarily attributable  to  a  $41
million increase in the information services business' general and administrative expenses. The majority of the increase is attributable to additional compensation expense that was incurred due to the conversion of a subsidiary's option and SAR plans to the Class D Stock option plan. The remainder of the increase relates to the increased expenses for new sales offices established in 1997 for the systems integration business and the additional personnel hired in 1997 to implement the expansion plan.

  Exclusive of the information services business, general and administrative expenses decreased 26% to $62 million in 1997. A decrease in professional services and the mine management fees were partially offset by increased compensation expense. Due to the favorable resolution of certain environmental and legal matters, costs that were previously accrued for these issues were reversed in 1997. Partially offsetting this reduction were legal, tax and consulting expenses associated with the CalEnergy transaction and the separation of the Construction and Mining Group and Diversified Group.

   Equity Losses. The losses for the Group's equity investments increased from $9 million in 1996 to $43 million in 1997. Had the C-TEC entities been accounted for using the equity method in 1996, the losses would have increased to $13 million. The expenses associated with the deployment and marketing of the advanced fiber networks in New York, Boston and Washington D.C., and the costs incurred in connection with the buyout of a marketing contract with minority shareholders are primarily responsible for the increase in equity losses attributable to RCN from $6 million in 1996 to $26 million in 1997. The Group's share of Cable Michigan's losses decreased to $6 million in 1997 from $8 million in 1996. This improvement is attributable to the gains recognized on the sale of Cable Michigan's Florida cable systems. Commonwealth Telephone's earnings were consistent with that of 1996. The Group recorded equity earnings of $9 million in each year attributable to Commonwealth Telephone. The Group also recorded equity losses attributable to several developing businesses.

   Investment Income. Investment income increased 7% in 1997 after excluding C-TEC's $14 million of investment income in 1996. Gains recognized on the sale of marketable securities, primarily within the Kiewit Mutual Fund ("KMF"), increased from $3 million in 1996 to $9 million in 1997. In 1997, KMF repositioned the securities within its portfolios to more closely track the overall market. Partially offsetting these additional gains was a decline in interest income due to an overall reduction of yield earned by the KMF portfolios.

   Interest Expense. Interest expense increased significantly in 1997 after excluding $28 million of interest attributable to C-TEC in 1996. CPTC, the owner-operator of a privatized tollroad in California, incurred interest costs of approximately $9 million and $11 million in 1996 and 1997. In 1996, interest of $5 million was capitalized due to the construction of the tollroad. Construction was completed in August 1996, and all interest incurred subsequent to that date was charged against earnings. Interest associated with the financing of the Aurora, Colorado property of $1 million, also contributed to the increase in interest expense.

   Other Income. Other income in 1996 includes $2 million of other expenses attributable to C-TEC. Excluding these losses, other income declined from $8 million in 1996 to $1 million in 1997. The absence of gains on the sale of timberland properties and other assets, which accounted for $6 million of income in 1996, is responsible for the decline.

   Income Tax (Provision) Benefit. The effective income tax rate for 1997 is less than the expected statutory rate of 35% due primarily to prior year tax adjustments, partially offset by the effect of nondeductible compensation expense associated with the conversion of the information services option and SAR plans to the Class D Stock plan. In 1996, the effective rate was also lower than the statutory rate due to prior year tax adjustments. These adjustments were partially offset by nondeductible costs associated with goodwill amortization and taxes on foreign operations. In 1997 and 1996, the Group settled a number of disputed tax issues related to prior years that have been included in prior year tax adjustments.

   Discontinued Operations. Income from discontinued operations increased to $29 million in 1997 from $9 million in 1996. The acquisition of Northern Electric in late 1996 and the commencement of operations at the Mahanagdong geothermal facility in July, 1997 were the primary factors that resulted in the increase.

   In October 1997, CalEnergy sold approximately 19.1 million shares of its common stock. This sale reduced the Group's ownership in CalEnergy to approximately 24% but increased its proportionate share of CalEnergy's equity. It is the Group's policy to recognize gains or losses on the sale of stock by its investees. The Group recognized an after tax gain of approximately $44 million from transactions in CalEnergy stock in the fourth quarter of 1997.

   On July 2, 1997, the Labour Party in the United Kingdom announced the details of its proposed "Windfall Tax" to be levied against privatized British utilities. This one-time tax is 23% of the difference between the value of Northern at the time of privatization and the utility's current value based on profits over a period of up to four years. CE Electric recorded an extraordinary charge of approximately $194 million when the tax was enacted on July 31, 1997. The total after-tax impact to the Group, directly through its investment in CE Electric and indirectly through its interest in CalEnergy, was $63 million.

               Results of Operations 1996 vs. 1995


 Coal Mining. Revenue and net earnings improved primarily due to increased alternate source tons sold to Commonwealth Edison Company in 1996 and the liquidation of a captive insurance company which insured against black lung disease. Upon liquidation, the Group received a refund of premiums paid plus interest in excess of reserves established by the Group for this liability. Since 1993, the amended contract with Commonwealth provided that delivery commitments would be satisfied with coal produced by unaffiliated mines in the Powder River Basin in Wyoming. Coal produced at the Group's mines did not change significantly from 1995 levels

 Information Services. Revenue increased 17% to $42 million in 1996 from $36 million in 1995. The increase was primarily due to new computer outsourcing contracts signed in 1996. Less than $1 million of revenue was generated by the operations of the new systems integration business, started in February, 1996.

 Margin as a percent of revenue for the outsourcing business decreased to 41% in 1996 from 45% in 1995. The reduction of the gross margin was primarily due to up-front migration costs for new customers which were recognized as an expense when incurred.

 Telecommunications. Revenue for the telecommunications segment increased 13% to $367 million for fiscal 1996. C-TEC's telephone group's $10 million, or 8%, increase in sales and C-TEC's cable group's $33 million or 26% increase in revenue were the primary contributors to the improved results. The increase in telephone group revenue is due to higher intrastate access revenue from the growth in access minutes, an increase of 13,000 access lines, and higher internet access and video conferencing sales. Cable group revenue increased primarily due to higher average subscribers and the effects of rate increases in April 1995 and February 1996. Subscriber counts increased primarily due to the acquisition of Pennsylvania Cable Systems, formerly Twin County Trans Video, Inc., in September 1995, and the consolidation of Mercom, Inc. since August 1995. Pennsylvania Cable Systems and Mercom account for $23 million of the increase in cable revenue in 1996.

 The 1996 operating expenses for the telecommunications business increased $38 million or 18% compared to 1995. The telephone group experienced a 9% increase in expenses and the cable group's costs increased 31%. The increase for the telephone group was primarily attributable to higher payroll expenses resulting from additional personnel, wage increases and higher overtime. Also contributing to the increase, were fees associated with the internet access services and consulting services for a variety of regulatory and operational matters. The cable group's increase was due to increased depreciation, amortization and compensation expenses associated with the acquisition of Pennsylvania Cable Systems and the consolidation of Mercom's operations. Also contributing to the higher costs were rate increases for existing programming and the costs for additional programming.

 General and Administrative Expenses. General and administrative expenses declined 5% to $181 million in 1996. Decreases in expenses associated with legal and environmental matters were partially offset by higher mine management fees paid to the Construction & Mining Group, the costs attributable to C-TEC and the opening of the SR91 toll road. C-TEC's corporate overhead and other costs increased approximately 13% in 1996. This increase is attributable to costs associated with the development of the RCN business in New York and Boston, the acquisition of Pennsylvania Cable Systems, the consolidation of Mercom and the investigation of the feasibility of various restructuring alternatives.

 Equity Earnings, net. Losses attributable to the Group's equity investments increased to $9 million in 1996 from $5 million in 1995. The additional losses were attributable to an enterprise engaged in the renewable fuels business and to C-TEC's investment in MegaCable S.A. de C.F., Mexico's second largest cable television operator.

 Investment  Income,  net.  Investment income  increased  24%  in
1996  compared  to  1995.   Increasesd  gains  on  the  sale   of
marketable  and  equity  securities  and  interest  income   were
partially offset by a slight decline in dividend income.

 Interest Expense, net. Interest expense in 1996 increased 43% compared to 1995. The increase was primarily due to interest on the CPTC debt that was capitalized through July 1996, and C-TEC's redeemable preferred stock, issued in the Pennsylvania Cable Systems acquisition, that began accruing interest in 1996.

 Gain  on Subsidiary's Stock Transactions, net.  The issuance  of
MFS stock for acquisitions by MFS and the exercise of MFS employee stock options resulted in a $3 million net gain to the Group in 1995.

 Other, net. The decline of other income in 1996 was primarily attributable to the 1995 settlement of the Whitney Benefits litigation.

 Income Tax Benefit (Provision). The effective income tax rate for 1996 differs from the statutory rate of 35% primarily because of adjustments to prior year tax provisions, partially offset by state taxes and nondeductible amounts associated with goodwill amortization. In 1995, the rate is lower than 35% due primarily to $93 million of income tax benefits from the reversal of certain deferred tax liabilities originally recognized on gains from MFS stock transactions that are no longer required due to the tax-free spin-off of MFS, and adjustments to prior year tax provisions.

 Discontinued Operations. Income from discontinued operations declined in 1996 by 36% to $9 million. Losses attributable to the Group's interest in the Casecnan project, additional development expenses for international activities, and the costs associated with the Northern Electric transaction were partially offsest by increased equity earnings from CalEnergy.

  Financial Condition - December 27, 1997

 The Group's working capital, excluding C-TEC and discontinued operations, increased $392 million or 106% during 1997. This is due to the $182 million of cash generated by operations, primarily coal operations, and the significant financing activities described below.

 Investing activities include $452 million to purchase marketable securities, $42 million of investments and $26 million of capital expenditures, including $14 million for the existing information services business and $6 million for a corporate jet. The investments primarily include the Group's $22 million investment in the Pavilion Towers office complex, located in Aurora, Colorado, and $15 million of investments in developing businesses. Funding a portion of the activities was the sale of marketable securities for $167 million.

 Sources of financing include $138 million from the issuance of Class D Stock, $72 million from the exchange of Class C stock for Class D stock and $16 million from the financing for Pavilion Towers. Uses consist primarily of $12 million for the payment of dividends, and $2 million of payments on long-term debt.

 Prior to the execution of an agreement with CalEnergy in September, 1997, the Group invested $31 million in the Dieng, Patuha and Bali power projects in Indonesia.

 In October 1996, the PKS Board of Directors directed PKS management to pursue a listing of Class D Stock as a way to address certain issues created by PKS' two-class capital stock structure and the need to attract and retain the best management for PKS' businesses. During the course of its examination of the consequences of a listing of Class D Stock, management concluded that a listing of Class D Stock would not adequately address these issues, and instead began to study a separation of the
Construction and Mining Group and the Diversified Group. At the regular meeting of the Board on July 23, 1997, management submitted to the Board for consideration a proposal for separation of the Construction and Mining Group and Diversified Group through a split-off of the Construction and Mining Group
("the Transaction"). At a special meeting on August 14, 1997, the Board approved the Transaction.

 The separation of the Construction and Mining Group and the Diversified was contingent upon a number of conditions, including the favorable ratification by a majority of both Class C and Class D shareholders and the receipt by the Company of an Internal Revenue Service ruling or other assurance acceptable to the Board that the separation would be tax-free to U.S. shareholders. On December 8, 1997, PKS' Class C and Class D shareholders approved the transaction and on March 5, 1998 PKS received a favorable ruling from the Internal Revenue Service. The Transaction is anticipated to be effective on March 31, 1998.

In connection with the sale of approximately 10 million Class D shares to employees in 1997, the Company has retained the right to purchase the relevant Class D shares at the then current Class D Stock price if the Transaction is definitively abandoned by formal action of the PKS Board or the employees voluntarily terminate their employment on various dates prior to January 1, 1999.

 The Group has recently decided to substantially increase its emphasis on and resources to its information services to business. Pursuant to the plan, the Group intends to expand substantially its current information services business, through the expansion of its existing business and the creation, through a combination of construction, leasing and purchase of facilities and other assets, of a substantial facilities-based internet communications network.

 Using this network the Group intends to provide (a) a range of internet access services at varying capacity levels and, as technology development allows, at specified levels of quality of service and security and (b) a number of business oriented communications services which may include fax service, which are transmitted in part over private or limited access Transmission Control Protocol/Internet Protocol ("TCP/IP") networks and are offered at a lower price than public telephone network-based fax service, and voice message storing and forwarding over the same TCP/IP-based networks.

 The Group believes that over time, a substantial number of businesses will convert existing computer application systems to computer systems which communicate using TCP/IP and are accessed by users employing Web browsers. The Group further believes that businesses will prefer to contract for assistance in making this conversion with those vendors able to provide a full range of services from initial consulting to internet access with requisite quality and security levels.

 The Group anticipates that the capital expenditures required to implement this expansion plan will be substantial. The Group estimates that these costs may be in excess of $500 million in 1998 and could exceed $1.5 billion in 1999. The Group's current financial condition, borrowing capacity and proceeds from the CalEnergy transaction described below should be sufficient for immediate implementing and investing activities including any acquisitions. However, the Group expects to raise capital from both the equity and debt markets due to the significant capital requirements of the information services expansion plan.

 In connection with the Expansion Plan, the Group expects to devote substantially more management time and capital resources to its information services business with a view to making the information services business, over time, the principal business of the Group. In that respect, the management is conducting a comprehensive review of the existing Group businesses to determine how those businesses will complement the Group's focus on information services. If it is decided that an existing business is not compatible with the information services business and if a suitable buyer can be found, the Group may dispose of that business.

 In January 1998, the Group and CalEnergy closed the sale of the Group's energy assets to CalEnergy. The Group received proceeds of $1,159 million and expects to recognize an after-tax gain of approximately $324 million in 1998. The after-tax proceeds from this transaction of approximately $967 million will be used to fund the expansion plan of the information services business.

 In  January  1998,  Class C shareholders converted  2.3  million shares,  with  a  redemption value of  $122  million,  into  10.5 million shares of  Class D Stock.

  In February 1998, the Group announced that it was moving its corporate headquarters to Broomfield, Colorado, a northwest suburb of Denver. The campus facility is expected to encompass over 500,000 square feet of office space at a construction cost of over $70 million. The Group is leasing space in the Denver area while the campus is under construction. The first phase of the complex is scheduled for completion in the summer of 1999.

 In March 1998, PKS announced that its Class D Stock will begin trading on April 1 on the Nasdaq National Market under the symbol "LVLT." The Nasdaq listing will follow the separation of the Group and the Construction Group of PKS, which is expected to be completed on March 31, 1998. In connection with the separation, PKS' construction subsidiary will be renamed "Peter Kiewit Sons', Inc." and PKS Class D Stock will become the common stock of Level 3 Communications, Inc.

PKS' certificate of incorporation gives stockholders the right to exchange their Class C Stock for Class D Stock under a set conversion formula. That right will be eliminated as a result of the separation of the Group and the Construction Group. To replace that conversion right, Class C stockholders received shares of a new Class R stock in January, 1998, which is convertible into Class D Stock in accordance with terms ratified by stockholders in December 1997.

  The PKS Board of Directors has approved in principle a plan to force conversion of all shares of Class R stock outstanding. Due to certain provisions of the Class R stock, conversion will not be forced prior to May 1998, and the final decision to force conversion would be made by the Level 3 Board of Directors at that time. The Level 3 Board may choose not to force conversion if it were decided that conversion is not in the best interests of the stockholders of Level 3. If, as currently anticipated, the Level 3 Board determines to force conversion of the Class R stock on or before June 30, 1998, certain adjustments will be made to the cost sharing and risk allocation provisions of the separation agreement between Level 3 and the Construction business.

  If the Level 3 Board of Directors determines to force conversion of the Class R stock, each share of Class R stock will be convertible into $25 worth of Level 3 (Class D Stock) common stock, based upon the average trading price of the Level 3 common stock on the Nasdaq National Market for the last fifteen trading days of the month prior to the determination by the Board of Directors to force conversion. When the spin-off occurs, Level 3 will increase paid in capital and reduce retained earnings by the fair value of the Class R shares.

                        DIVERSIFIED GROUP

                   Index to Financial Statements


Report of Independent Accountants

Financial Statements as of December 27, 1997 and December 28, 1996 and for the three years ended December 27, 1997:

 Statements of Earnings
 Balance Sheets
 Statements of Cash Flows
 Statements of Changes in Stockholders' Equity
 Notes to Financial Statements


Schedules not indicated above have been omitted because of the absence of the conditions under which they are required or because the information called for is shown in the financial statements or in the notes thereto.





                 REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Stockholders
Peter Kiewit Sons', Inc.

We have audited the financial statements of the Diversified Group, a business group of Peter Kiewit Sons', Inc. (as defined in Note 1 to these financial statements) as listed in the index on the preceding page of this exhibit to Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, when read in conjunction with the consolidated financial statements of Peter Kiewit Sons', Inc. and Subsidiaries, present fairly, in all material respects, the financial position of the Diversified Group as of December 27, 1997 and December 28, 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 27, 1997 in conformity with generally accepted accounting principles.



                                   Coopers & Lybrand L.L.P.




Omaha, Nebraska
March 30, 1998







                         DIVERSIFIED GROUP

                      Statements of Earnings
            For the three years ended December 27, 1997



(dollars in millions, except per share data)           1997    1996    1995

Revenue                                             $   332  $   652  $   580
Cost of Revenue                                        (175)    (384)    (345)
                                                    -------  -------  -------
                                                        157      268      235

General and Administrative Expenses                    (114)    (181)    (190)
                                                    -------  -------  -------

Operating Earnings                                       43       87       45

Other (Expense) Income:
 Equity losses, net                                     (43)      (9)      (5)
 Investment income, net                                  45       56       45
 Interest expense, net                                  (15)     (33)     (23)
 Gain on subsidiary's stock transactions, net             -        -        3
 Other, net                                               1        6      125
                                                    -------  -------  -------
                                                        (12)      20      145

Equity Loss in MFS                                        -        -     (131)
                                                    -------  -------  -------

Earnings Before Income Taxes, Minority Interest
   and Discontinued Operations                           31      107       59

Income Tax Benefit (Provision)                           48       (3)      79

Minority Interest in Net Loss (Income)
  of Subsidiaries                                         4        -      (12)
                                                    -------  -------  -------

Income from Continuing Operations                        83      104      126

Discontinued Operations:
 Income from Operations, net of income tax
  expense of ($9), ($9) and ($8)                         29       9        14
 Gain on Subsidiary's Stock Transactions, net
  of income tax expense of ($24)                         44       -         -
 Extraordinary Item - Windfall tax, net of
  income tax benefit of $34                             (63)      -         -
                                                    -------  ------  --------
 Income from Discontinued Operations                     10       9        14
                                                    -------  ------   -------
Net Earnings                                        $    93  $  113   $   140
                                                    =======  ======   =======
Earnings Per Share:
 Continuing Operations:
  Basic                                             $   .66  $  .90   $  1.17
                                                    =======  ======   =======
  Diluted                                           $   .66  $  .90   $  1.17
                                                    =======  ======   =======
 Net Income:
  Basic                                             $   .74  $  .97   $  1.29
                                                    =======  ======   =======
  Diluted                                           $   .74  $  .97   $  1.29
                                                    =======  ======   =======

See accompanying notes to financial statements.

                         DIVERSIFIED GROUP

                          Balance Sheets
              December 27, 1997 and December 28, 1996


(dollars in millions)                                 1997          1996

Assets

Current Assets:
 Cash and cash equivalents                           $     87       $   147
 Marketable securities                                    678           372
 Restricted securities                                     22            17
 Receivables, less allowance of $-, and $3                 42            76
 Investments in discontinued operations                   643           608
 Other                                                     22            26
                                                     --------       -------
Total Current Assets                                    1,494         1,246


Property, Plant and Equipment, at cost:
 Land                                                      15           18
 Buildings and leasehold improvements                     122          159
 Equipment                                                275          810
                                                     --------      -------
                                                          412          987
Less accumulated depreciation and amortization           (228)        (345)
                                                     --------      -------

Net Property, Plant and Equipment                         184          642

Investments                                               383          189

Intangible Assets, net                                     21          353

Other Assets                                               45           74
                                                     --------     --------
                                                     $  2,127     $  2,504
                                                     ========     ========

See Note 19 for 1997 pro forma balance sheet information.
See accompanying notes to financial statements.


                         DIVERSIFIED GROUP

                          Balance Sheets
              December 27, 1997 and December 28, 1996
                            (continued)



(dollars in millions)                                   1997       1996

Liabilities and Stockholders' Equity

Current Liabilities:
 Accounts payable                                      $    31   $    79
 Current portion of long-term debt:
   Telecommunications                                        -        55
   Other                                                     3         2
 Accrued reclamation and other mining costs                 19        19
 Deferred income taxes                                      15         5
 Other                                                      21        87
                                                       -------   -------
Total Current Liabilities                                   89       247

Long-Term Debt, less current portion:
 Telecommunications                                          -      207
 Other                                                     137      113

Deferred Income Taxes                                       83      148

Accrued Reclamation Costs                                  100       98

Other Liabilities                                          139      216

Minority Interest                                            1      218

Stockholders' Equity (Redeemable Common Stock,
  $1,578 million aggregated redemption value):
     135,517,140 shares outstanding in 1997 and
     115,901,215 shares outstanding in 1996
    Common equity                                       1,565    1,235
    Foreign currency adjustment                             -       (2)
    Net unrealized holding gain                            13       24
                                                      -------  -------
Total Stockholders' Equity                              1,578    1,257
                                                      -------  -------
                                                      $ 2,127  $ 2,504
                                                      =======  =======

See Note 19 for 1997 pro forma balance sheet information.
See accompanying notes to financial statements.

                       DIVERSIFIED GROUP

                     Statements of Cash Flows
            For the three years ended December 27, 1997

(dollars in millions)                             1997      1996      1995

Cash flows from continuing operations:
 Income from continuing operations              $    83    $   104   $   126
 Adjustments to reconcile income from
  continuing operations to net
  cash  provided by continuing operations:
  Depreciation, depletion and amortization           24        132        96
  Gain on sale of property, plant and
   equipment, and other investments                  (9)        (3)       (7)
  Gain on subsidiary's stock transactions, net        -          -        (3)
  Compensation expense attributable to stock options 21          -         -
  Equity losses, net                                 43         10       130
  Minority interest in subsidiaries                  (4)         -        12
  Retirement benefits paid                           (7)        (6)       (2)
  Federal income tax refunds                        146          -        35
  Deferred income taxes                            (103)       (68)     (152)
  Change in working capital items:
   Receivables                                       (9)        (1)       11
   Other current assets                              (1)         6         -
   Payables                                          (3)         9        (3)
   Other liabilities                                 (5)        13        34
  Other                                               6          -        (4)
                                                 ------    -------   -------
Net cash provided by continuing operations          182        196       273

Cash flows from investing activities:
 Proceeds from sales and maturities of marketable
  securities                                       167        378       383
 Purchases of marketable securities               (452)      (311)     (440)
 Increase in restricted securities                  (2)        (2)       (2)
 Investments and acquisitions, net
   of cash acquired                                (42)       (59)     (136)
 Proceeds from sale of property, plant
  and equipment, and other investments               1          7        14
 Capital expenditures                              (26)      (117)     (118)
 Other                                               3         (8)       (2)
                                                ------    -------   -------
Net cash used in investing activities           $ (351)   $  (112)  $  (301)


See accompanying notes to financial statements.


                         DIVERSIFIED GROUP

                     Statements of Cash Flows
            For the three years ended December 27, 1997
                            (continued)


(dollars in millions)                             1997      1996       1995

Cash flows from financing activities:
 Long-term debt borrowings                      $   17    $    38    $     49
 Payments on long-term debt, including
  current portion                                   (2)       (60)        (49)
 Issuances of common stock                         138          -           2
 Issuances of subsidiaries' stock                    -          1           -
 Repurchases of common stock                         -        (11)         (3)
 Dividends paid                                    (12)       (11)          -
 Exchange of Class C Stock for
   Class D Stock, net                               72         20         155
                                                ------     ------     -------
Net cash provided by (used in)
  financing activities                             213        (23)        154

Cash flows from discontinued operations:
 Discontinued energy operations                      3          5           8
 Investments in discontinued energy operations     (31)      (282)       (101)
 Proceeds from sales of discontinued
  packaging operations                               -          -          29
                                                ------     ------     -------
Net cash used in discontinued operations           (28)      (277)        (64)

Cash and cash equivalents of C-TEC
  in 1997 and MFS in 1995 at beginning of year     (76)         -         (22)

Effect of exchange rates on cash                     -          -           2
                                               -------     ------     -------

Net change in cash and cash equivalents            (60)      (216)         42

Cash and cash equivalents at beginning of year     147        363         321
                                               -------     ------     -------

Cash and cash equivalents at end of year       $    87     $  147     $   363
                                               =======     ======     =======

Supplemental disclosure of cash
  flow information:
 Taxes paid                                    $    62     $   55     $   132
 Interest paid                                      13         38          33

Noncash investing and financing activities:
 Conversion of CalEnergy convertible debentures
     to common stock                           $     -     $   66     $     -
 Dividend of investment in MFS                       -          -         399
 Issuance of C-TEC redeemable preferred stock
  for acquisition                                    -          -          39

See accompanying notes to financial statements.


                         DIVERSIFIED GROUP

           Statements of Changes in Stockholders' Equity
            For the three years ended December 27, 1997


(dollars in millions, except per share data)         1997     1996     1995

Common equity:
 Balance at beginning of year                      $  1,235 $  1,125 $  1,238
 Issuances of stock                                     138        -        5
 Repurchases of stock                                     -      (11)      (3)
 Exchange of Class C Stock for Class D Stock, net        72       20      155
 Net earnings                                            93      113      140
 Stock option plan activity                              27        -        -
 Dividend of investment in MFS                            -        -     (399)
 Dividends (per share: $.10 in 1996 and 1995(a))          -      (12)     (11)
                                                   -------- -------- --------
  Balance at end of year                              1,565    1,235    1,125

Other equity adjustments:
 Balance at beginning of year                            22       15       (7)
 Foreign currency adjustment                              2       (1)      (1)
 Net unrealized holding gain (loss)                     (11)       8       23
                                                   --------  -------  -------
   Balance at end of year                                13       22       15
                                                   --------  -------  -------
Total stockholders' equity                         $  1,578  $ 1,257  $ 1,140
                                                   ========  =======  =======

(a) Dividend declared in 1996 and 1995 but paid in January of the subsequent year.

See accompanying notes to financial statements.

                         DIVERSIFIED GROUP

                   Notes to Financial Statements

(1) Basis of Presentation

   The  Class  C Stock and the Class D Stock are designed to provide
   stockholders   with   separate   securities   reflecting    the
   performance of Peter Kiewit Sons', Inc.'s ("PKS") construction and materials business ("Construction & Mining Group") and its other businesses ("Diversified Group").

   The financial statements of the Diversified Group include the financial position, results of operations and cash flows for PKS' businesses other than its Construction & Mining Group
   businesses,  held  by  a  wholly-owned  subsidiary,   Level   3
   Communications, Inc., (formerly Kiewit Diversified Group Inc.) and certain PKS corporate assets and liabilities and related
   transactions.   These financial statements have  been  prepared
   using the historical amounts included in the PKS consolidated financial statements.

   Although the financial statements of PKS' Diversified Group and Construction & Mining Group separately report the assets, liabilities and stockholders' equity of PKS attributed to each such group, legal title to such assets and responsibility for such liabilities will not be affected by such attribution. Holders of Class D Stock and Class C Stock are stockholders of
   PKS.   Accordingly,  the PKS consolidated financial  statements
   and related notes should be read in conjunction with these financial statements.

(2)      Summary of Significant Accounting Policies

   Principles of Group Presentation

   These financial statements include the accounts of the Diversified Group ("the Group"). The Group's and Construction & Mining Group's financial statements, taken together, comprise all of the accounts included in the PKS consolidated financial statements. The Group's enterprises include information services, telecommunications (C-TEC entities), coal mining and California Private Transportation Company, L.P. ("CPTC"), the owner-operator of the SR91 toll road in southern California. The Group's only reportable segments are information services, telecommunications and coal mining.

   On September 5, 1997, C-TEC Corporation ("C-TEC") announced that its board of directors had approved the planned restructuring of C-TEC into three publicly traded companies. The transaction
   was   effective  September  30,  1997.   As  a  result  of  the
   restructuring plan, the Group owns less than 50% of the outstanding shares and voting rights of each entity, and therefore has accounted for each entity using the equity method as of the beginning of 1997. In accordance with Generally Accepted Accounting Principles, C-TEC's financial position, results of operations and cash flows are consolidated in the 1996 and 1995 financial statements.

   Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. Investments in other companies in which the Group exercises significant influence over operating and financial policies are accounted for by the equity method. All significant intercompany accounts and transactions, except those directly between the Group and the Construction & Mining Group, have been eliminated.

   The results of operations of MFS Communications Company, Inc. ("MFS"), (which later merged into WorldCom Inc.), prior to its spin-off in September 1995, have been classified as a single line item on the 1995 statement of earnings (See Note 5).

   The  Group invests in the portfolios of the Kiewit Mutual Fund,
   ("KMF"),   a  registered  investment  company.   KMF   is   not
   consolidated in the Group's financial statements.

   Coal Sales Contracts

   The Group's coal is sold primarily under long-term contracts with electric utilities, which burn coal in order to generate steam to produce electricity. A substantial portion of the Group's coal sales were made under long-term contracts during 1997, 1996 and 1995. The remainder of the Group's sales are made on the spot market where prices are substantially lower than those in the long-term contracts. As the long-term contracts expire, a higher proportion of the Group's sales will occur on the spot market.

   The coal industry is highly competitive. The Group competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than the Group, but also with alternative methods of generating electricity and alternative energy sources. Many of the Group's competitors are served by two railroads and, due to the competition, often benefit from lower transportation costs than the Group, which is served by a single railroad. Additionally, many competitors have lower stripping ratios than the Group, often resulting in lower comparative costs of production.

     The Group is also required to comply with various federal, state and local laws concerning protection of the environment. The Group believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors are similarly affected by such laws.

     The Group and its mining ventures have entered into various agreements with its customers which stipulate delivery and payment terms for the sale of coal. Prior to 1993, one of the primary customers deferred receipt of certain commitments by purchasing undivided fractional interests in coal reserves of the Group and the mining ventures. Under these arrangements, revenue was recognized when cash was received. The agreements with this customer were renegotiated in 1992. In accordance with the renegotiated agreements, there were no sales of interests in coal reserves subsequent to January 1, 1993. The Group has the obligation to deliver the coal reserves to the customer in the future if the customer exercises its option. If the option is exercised, the Group presently intends to deliver coal from unaffiliated mines. In the opinion of management, the Group has sufficient coal reserves to cover the above sales commitments.

   The Group's coal sales contracts are with several electric utility and industrial companies. In the event that these customers do not fulfill contractual responsibilities, the Group would pursue the available legal remedies.

   Telecommunications Revenue

   In 1996 and 1995 C-TEC's most significant operating groups are its local telephone service and cable system operations. C-TEC's telephone network access revenues are derived from net access charges, toll rates and settlement arrangements for traffic that originates or terminates within C-TEC's local telephone company. Revenues from telephone services and basic and premium cable programming services are recorded in the month service is provided.

   The telecommunications industry is subject to local, state and federal regulation. Consequently, the ability of the telephone and cable groups to generate increased volume and profits is largely dependent upon regulatory approval to expand customer bases and increase prices.

   Competition for the cable group's services traditionally  has come  from  broadcast  television,  video  rentals  and  direct
   broadcast   satellite   received  on   home   dishes.    Future
   competition is expected from telephone companies.

   Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of customer base among geographic areas and remedies provided by the terms of contracts and statutes.

   As noted above, the investment in C-TEC has been accounted for using the equity method in 1997. (See Note 9)

   Information Services Revenue

   Information services revenue is primarily derived from the computer outsourcing business and the systems integration
   business.   The  Group provides outsourcing service,  typically
   through contracts ranging from 3-5 years, to firms that desire to focus their resources on their core businesses. Under these contracts, the Group recognizes revenue in the month the service is provided. The systems integration business helps
   customers   define,   develop  and   implement   cost-effective
   information systems. Revenue from these services is billed on a time and materials basis or percentage of completion basis depending on the extent of the services provided.

   Depreciation and Amortization

   Property, plant and equipment are recorded at cost. Depreciation and amortization for the majority of the Group's property, plant and equipment are computed on accelerated and straight-line methods. Depletion of mineral properties is provided primarily on an units-of-extraction basis determined in relation to estimated reserves.

   Intangible Assets

   Intangible assets primarily consist of amounts allocated upon purchase of existing operations, franchises and subscriber lists. These assets are amortized on a straight-line basis over the expected period of benefit, which does not exceed 40 years.

   Long Lived Assets

   The Group reviews the carrying amount of long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset.

   Reserves for Reclamation

   The Group follows the policy of providing an accrual for reclamation of mined properties, based on the estimated cost of restoration of such properties, in compliance with laws governing strip mining. It is at least reasonably possible that the estimated cost of restoration will be revised in the near term.

   Foreign Currencies

   Generally, the local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue and expenses are translated using average exchange rates prevailing during the year. Gains or losses resulting from currency translation are recorded as adjustments to stockholders' equity.

   Subsidiary and Investee Stock Activity

   The  Group recognizes gains and losses from the sale,  issuance
   and   repurchase  of  stock  by  its  subsidiaries  and  equity
   investees.

   Earnings Per Share

   In 1997, the Group adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". The Statement establishes standards for computing and presenting earnings per share and requires the restatement of prior per share data presented. Basic earnings per share have been computed using the weighted average number of shares outstanding during each period . Diluted earnings per share is computed by including stock options and convertible debentures considered to be dilutive common stock equivalents.

   Potentially dilutive stock options are calculated in accordance with the treasury stock method which assumes that proceeds from the exercise of all options are used to repurchase common stock at the average market value. The number of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. The potentially dilutive convertible debentures are calculated in accordance with the "if converted" method. This method assumes that the after-tax interest expense associated with the debentures is an addition to income and the debentures are converted into equity with the resulting common shares being aggregated with the weighted average shares outstanding.

   The  following  details the earnings per share  calculations  for
   Class D Stock:
                                            1997      1996      1995

   Income from continuing operations
    available to common shareholders
    (in millions)                         $   83    $   104     $   126
    Add:   Interest expense, net of tax
     effect associated with convertible
     debentures                                -          -           -*
                                          ------    -------     -------
    Income   from  continuing  operations
    for fully diluted shares                  83        104         126
    Income from discontinued operations       10          9          14
                                         -------   --------     -------
    Net Income                           $    93   $    113     $   140
                                         =======   ========     =======
    Total number of weighted average
    shares outstanding used to compute
    basic earnings per share
    (in thousands)                       124,647    116,006     108,594

    Additional dilutive stock options        539        311           -

    Additional  dilutive shares  assuming
    conversion of convertible debentures       -          -         257
                                         -------    -------     -------

    Total number of shares used to
     compute diluted earnings per share  125,186    116,317     108,851
                                        ========   ========    ========

    Continuing Operations:
       Basic earnings per share         $    .66   $    .90    $   1.17
                                        ========   ========    ========
       Diluted earnings per share       $    .66   $    .90    $   1.17
                                        ========   ========    ========

   Discontinued Operations:
    Basic earnings per share            $    .08   $    .07    $    .12
                                        ========   ========    ========
       Diluted earnings per share       $    .08   $    .07    $    .12
                                        ========   ========    ========

    Net Income:
       Basic earnings per share         $    .74   $    .97    $   1.29
                                        ========   ========    ========
       Diluted earnings per share       $    .74   $    .97    $   1.29
                                        ========   ========    ========


    *Interest expense attributable to convertible debentures was less than $1 million in 1995.


   Stock Dividend

   Effective December 26, 1997, the PKS Board of Directors approved a dividend of four shares of Class D Stock for every one share of Class D Stock held. All share information and per share data have been restated to reflect this dividend.

   Income Taxes

   Deferred income taxes are provided on the temporary differences between the financial reporting basis and the tax basis of the Group's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recently Issued Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements.

   Also in 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting includes requirements to report selected segment information quarterly, and entity wide disclosures about products and services, major customers, and geographic data.

   These statements are effective for financial statements for periods beginning after December 15, 1997. Management does not expect adoption of these statements to materially affect the Group's financial statements.

   Reclassifications

   Where appropriate, items within the financial statements and notes thereto have been reclassified from previous years to conform to current year presentation.

   Fiscal Year

   The Group's fiscal year ends on the last Saturday in December.
   There were 52 weeks in fiscal years 1997, 1996 and 1995.

(3) Reorganization

   In October 1996, the PKS Board of Directors directed PKS management to pursue a listing of Class D Stock as a way to address certain issues created by PKS' two-class capital stock structure and the need to attract and retain the best management for PKS' businesses. During the course of its examination of the consequences of a listing of Class D Stock, management concluded that a listing of Class D Stock would not adequately address these issues, and instead began to study a separation of the Construction and Mining Group and the Diversified Group. At the regular meeting of the Board on July 23, 1997, management submitted to the Board for consideration a proposal for separation of the Construction and Mining Group and Diversified Group through a split-off of the Construction and Mining Group ("the Transaction"). At a special meeting on August 14, 1997, the Board approved the Transaction.

   The separation of the Construction and Mining Group and the Diversified was contingent upon a number of conditions, including the favorable ratification by a majority of both Class C and Class D shareholders and the receipt by PKS of an Internal Revenue Service ruling or other assurance acceptable to the Board that the separation would be tax-free to U.S. shareholders. On December 8, 1997, PKS' Class C and Class D shareholders approved the transaction and on March 5, 1998 PKS received a favorable ruling from the Internal Revenue Service. The Transaction is anticipated to be effective on March 31, 1998.

   The Group has recently decided to substantially increase its emphasis on and resources to its information services business. Pursuant to the plan, the Group intends to expand substantially
   its   current   information  services  business,  through   the
   expansion of its existing business and the creation, through a combination of construction, leasing and purchase of facilities and other assets, of a substantial facilities-based internet communications network ("the Expansion Plan").

   Using this network the Group intends to provide (a) a range of internet access services at varying capacity levels and, as technology development allows, at specified levels of quality of service and security and (b) a number of business oriented communications services which may include fax service, which
   are   transmitted  in  part  over  private  or  limited  access
   Transmission  Control  Protocol/Internet  Protocol   ("TCP/IP")
   networks and are offered at lower prices than public telephone network-based fax service, and voice message storing and forwarding over the same TCP/IP-based networks.

(4) Discontinued Operations

   In connection with the Expansion Plan, the Group expects to devote substantially more management time and capital resources to its information services business with a view to making the
   information   services  business,  over  time,  the   principal
   business  of  the  Group.   In  that  respect,  management   is
   conducting  a  comprehensive  review  of  the  existing   Group
   businesses to determine how those businesses will complement the Group's focus on information services. If it is decided
   that   an   existing  business  is  not  compatible  with   the
   information services business and if a suitable buyer can be found, the Group may dispose of that business.

   On September 10, 1997, the Group and CalEnergy Company, Inc. ("CalEnergy") entered into an agreement whereby CalEnergy contracted to purchase the Group's energy investments for
   $1,155   million,   subject  to  adjustments.    These   energy
   investments  included  approximately  20.2  million   shares   of
   CalEnergy common stock (assuming the exercise of 1 million options held by the Group), the Group's 30% ownership interest in CE Electric UK, plc ("CE Electric") and the Group's investments, made jointly with CalEnergy, in international
   power   projects   in  Indonesia  and  the  Philippines.    The
   transaction was subject to the satisfactory completion of certain provisions of the agreement and closed on January 2,
   1998.   These assets comprised the energy segment of the Group.
   Therefore, the Group has reflected these assets, the earnings and losses attributable to these assets, and the related cash flow items as discontinued operations on the balance sheets,
   statements   of  earnings  and  cash  flows  for  all   periods
   presented.

   In order to fund the purchase of these assets, CalEnergy sold, in October 1997, approximately 19.1 million shares of its common stock at a price of $37.875 per share. This sale reduced the Group's ownership in CalEnergy to approximately 24% but increased its proportionate share of CalEnergy's equity. It is the Group's policy to recognize gains or losses on the sale of stock by its investees. The Group recognized an after-tax gain of approximately $44 million from transactions in CalEnergy stock in the fourth quarter of 1997.

   The Agreement with CalEnergy included a provision whereby CalEnergy and the Group shared equally any proceeds from the offering above or below a specified amount. The offering was conducted at a price above that provided in the agreement and therefore, the Group received additional proceeds of $16 million at the time of closing.

   The Group expects to recognize an after-tax gain on the disposition of its energy assets in 1998 of approximately $324 million. The after-tax proceeds from the transaction of approximately $967 million will be used to fund the expansion plan of the information services business.

   The following is summarized financial information for discontinued operations:


     Income from Discontinued Operations            1997    1996    1995

     Operations

      Equity in:
       CalEnergy earnings, net                     $   16   $   20  $  10
       CE Electric earnings, net                       17       (2)     -
       International energy projects earnings, net      5       (5)     6
      Investment income from CalEnergy                  -        5      6
      Income tax expense                               (9)      (9)    (8)
                                                    -----   ------  -----
       Income from operations                       $  29   $    9  $  14
                                                    =====   ======  =====

     CalEnergy Stock Transactions

      Gain on investee stock activity               $  68   $   -   $  -
      Income tax expense                              (24)      -      -
                                                    -----   -----   ----
                                                    $  44   $   -   $  -
                                                    =====   =====   ====

     Extraordinary Loss - Windfall Tax

      Group's share from CalEnergy                  $ (39)  $  -    $  -
      Group's share from CE Electric                  (58)     -       -
      Income tax benefit                               34      -       -
                                                    -----   ----    ----
       Extraordinary loss                           $ (63)  $  -    $  -
                                                    =====   ====    ====


     Investments in Discontinued Operations            1997     1996


      Investment in CalEnergy                        $   337   $   292
      Investment in CE Electric                          135       176
      Investment in international energy projects        186       149
      Restricted securities                                2         8
      Deferred income tax liability                      (17)      (17)
                                                     -------   -------
       Total                                         $   643   $   608
                                                     =======   =======

   At December 27, 1997, the Group owned 19.2 million shares or 24% of CalEnergy's outstanding common stock and had a cumulative investment in CalEnergy common stock of $337 million. CalEnergy common stock is traded on the New York Stock Exchange. On December 27, 1997, the market value of the
   Group's   investment   in   CalEnergy  common  stock  was  $548
   million.

   The  following is summarized financial information of CalEnergy
   Company, Inc.:

   Operations (dollars in millions)             1997     1996       1995

   Revenue                                    $  2,271  $  576     $  399
 Income before extraordinary item                   52      92         62
 Extraordinary item - Windfall tax                (136)      -          -

 Group's share:
  Income before extraordinary item                  18      22         13
  Goodwill amortization                             (2)     (2)        (3)
                                              --------  ------     ------
   Equity in income of CalEnergy before
    extraordinary item                        $     16  $   20     $   10
                                              ========  ======     ======
  Extraordinary  item - Windfall tax          $    (39) $    -     $    -
                                              ========  ======     ======


 Financial Position (dollars in millions)            1997         1996

 Current assets                                    $  2,053     $   945
 Other assets                                         5,435       4,768
                                                   --------      ------
  Total assets                                        7,488       5,713

 Current liabilities                                  1,440       1,232
 Other liabilities                                    4,494       3,301
 Minority interest                                      134         299
                                                   --------     -------
  Total liabilities                                   6,068       4,832
                                                   --------    --------

  Net assets                                       $  1,420    $    881
                                                   ========    ========

 Group's share:
  Equity in net assets                             $    337    $    267
  Goodwill                                                -          25
                                                   --------    --------
   Investment in CalEnergy                         $    337    $    292
                                                   ========    ========

   In December 1996, CE Electric, which is 70% owned by CalEnergy and 30% owned by the Group, acquired majority ownership of the outstanding ordinary share capital of Northern Electric, plc. pursuant to a tender offer (the "Tender Offer") commenced in
   the  United  Kingdom by CE Electric in November  1996.   As  of
   March 1997, CE Electric effectively owned 100% of Northern's ordinary shares.

   As of December 27, 1997, CalEnergy and the Group had contributed to CE Electric approximately $410 million and $176 million, respectively, of the approximately $1.3 billion required to acquire all of Northern's ordinary and preference shares in
   connection   with  the  Tender  Offer.   The  remaining   funds
   necessary to consummate the Tender Offer were provided by a term loan and a revolving facility agreement obtained by CE
   Electric.   The Group has not guaranteed, and is not  otherwise
   subject   to   recourse  for,  amounts  borrowed  under   these
   facilities.

   On July 2, 1997, the Labour Party in the United Kingdom announced the details of its proposed "Windfall Tax" to be levied against privatized British utilities. This one-time tax is 23% of the difference between the value of Northern Electric, plc. at the time of privatization and the utility's current value based on
   profits  over  a  period  of up to  four  years.   CE  Electric
   recorded an extraordinary charge of approximately $194 million when the tax was enacted in July 1997. The total after-tax impact to the Group, directly through its investment in CE Electric and indirectly through its interest in CalEnergy, was $63 million.

   The following is summarized financial information of CE Electric as of December 31, 1997 and December 31, 1996:

   Operations (dollars in millions)         1997         1996

   Revenue                               $  1,564       $   37
   Income before extraordinary item            58            -
   Extraordinary item  - Windfall tax        (194)           -

  Group's share:
  Income before extraordinary item       $     17       $    -
  Management fee paid to CalEnergy              -           (2)
                                         --------       ------
                                         $     17       $   (2)
                                         ========       ======

  Extraordinary item - Windfall tax      $    (58)      $    -
                                         ========       ======

Financial Position (dollars in millions)     1997        1996

 Current assets                           $   419      $   583
 Other assets                               2,519        1,772
                                          -------      -------
  Total assets                              2,938        2,355

 Current liabilities                        1,166          785
 Other liabilities                          1,265          718
 Preferred stock                               56          153
 Minority interest                              -          112
                                          -------      -------
  Total liabilities                         2,487        1,768
                                          -------      -------
  Net assets                              $   451      $   587
                                          =======      =======
 Group's Share:
  Equity in net assets                    $   135      $   176
                                          =======      =======

   CE Electric's 1995 and 1996 operating results prior to the acquisitions were not significant relative to the Group's results after giving effect to certain pro forma adjustments related to the acquisitions, primarily increased amortization and interest expense.

   In 1993, the Group and CalEnergy formed a venture to develop power
   projects   outside   of   the  United  States.    Since   1993,
   construction has begun on the Mahanagdong, Casecnan and Dieng power projects. The Mahanagdong project is a 165 MW geothermal
   power facility located on the Philippine island of Leyte.   The
   Casecnan   project  is  a  combined  irrigation  and   150   MW
   hydroelectric power generation facility located on  the  island of  Luzon  in  the  Philippines.  Dieng  Unit  I  is  a  55  MW
   geothermal  facility  on the Indonesian  island  of  Java.   An
   additional five units are expected to be constructed on a modular basis at the Dieng site, as geothermal resources are developed. In June 1997, the Group and CalEnergy closed a $400 million revolving credit facility to finance the development
   and  construction  of the remaining Indonesian  projects.   The
   credit facility is collateralized by the Indonesian assets and is nonrecourse to the Group.

   Generally, costs associated with the development, financing and construction of the international energy projects have been capitalized by each of the projects and will be amortized over the life of each project.

   The following is summarized financial information for the international energy projects:

   Financial Position
   (dollars in millions)       Mahanagdong   Casecnan   Dieng   Other  Total

   1997
   Current assets               $    42       $   334   $   87  $   67 $  530
   Other assets                     252           148      240     171    811
                                -------       -------   ------   -----  -----
    Total assets                    294           482      327     238  1,341

   Current liabilities               11            12       88      61    172
   Other liabilities                186           372      123      56    737
                                -------       -------   ------   -----  -----
    Total liabilities
     (with recourse only
      to the projects)              197           384      211     117    909
                                -------      --------   ------   -----  -----
     Net assets                 $    97      $     98   $  116   $ 121  $ 432
                                =======      ========   ======   =====  =====

   Group's share:
     Equity in net assets       $    48      $     49   $   46   $  43  $ 186
                                =======      ========   ======   =====  =====


   1996

   Current assets               $     1      $   441    $   15   $  10  $ 467
   Other assets                     239           51       118      36    444
                                -------      -------     -----   -----  -----
    Total assets                    240          492       133      46    911

   Current liabilities               15            9        24      11     59
   Other  liabilities               153          372        35       -    560
                                -------     --------    ------   -----  -----
    Total liabilities
     (with recourse only
       to the projects)             168          381        59      11    619
                                -------      -------     -----  ------  -----

      Net assets                $    72      $   111     $  74  $   35  $ 292
                                =======      =======     =====  ======  =====

   Group's share:
     Equity in net assets       $    36      $    55     $  36  $   17  $ 144
     Loan to Project                  -            -         5       -      5
                                -------      -------     -----   -----  -----
                                $    36      $    55     $  41   $  17  $ 149
                                =======      =======     =====   =====  =====


   In late 1995, the Casecnan joint venture closed financing for the construction of the project with bonds issued by the project company. The difference between the interest expense on the debt and the interest earned on the unused funds prior to payment of construction costs resulted in a loss to the venture of $12 million in 1997 and 1996. The Group's share of these losses were $6 million in each year. The Mahanagdong facility commenced operation in July, 1997. The Group's proportionate share of the earnings attributable to Mahanagdong was $7 million 1997. No income or losses were incurred by the international projects in 1995. In addition to the equity earnings and losses, the Group incurred project development and insurance expenses, and received management fee income related to the international projects in all years.

   In late 1995, a Group and CalEnergy venture, CE Casecnan Water and Energy Company, Inc. ("CE Casecnan") closed financing and commenced construction of a $495 million irrigation and hydroelectric power project located in the Philippines island of Luzon. The Group and CalEnergy each made $62 million of equity contributions to the project.

   The CE Casecnan project was being constructed on a joint and several basis by Hanbo Corporation and Hanbo Engineering & Construction Co. Ltd. On May 7, 1997, CE Casecnan announced that it had terminated the Hanbo Contract. In connection with the contract termination, CE Casecnan made a $79 million draw request under the letter of credit issued by Korea First Bank ("KFB") to pay for certain transition costs and other damages under the Hanbo Contract. KFB failed to honor the draw request; the matter is being litigated. If KFB would not be required to honor its obligations under the letter of credit, such action may have a material adverse effect on the CE Casecnan project. The Group does not expect the outcome of the litigation to affect its financial position due to the transaction with CalEnergy.

(5) MFS Spin-off

   In September 1995, the PKS Board of Directors approved a plan to make a tax-free distribution of its entire ownership interest in MFS to the Class D stockholders (the "Spin-off") effective on September 30, 1995. Shares were distributed on the basis of approximately .348 shares of MFS Common Stock and approximately
   .130   shares  of  MFS  Preferred  Stock  for  each  share   of
   outstanding Class D Stock.

   The net investment in MFS distributed on September 30, 1995 was approximately $399 million.

   Operating results of MFS through September 30, 1995 are summarized as follows:

   (dollars in millions)                                     1995

    Revenue                                                $  412
    Loss from operations                                     (176)
    Net loss                                                 (196)
    Group's share of loss in MFS                             (131)


   Included in the income tax benefit on the statement of earnings for the year ended December 30, 1995, is $93 million of tax benefits from the reversal of certain deferred tax liabilities recognized on gains from previous MFS stock transactions that were not taxed due to the Spin-off.

(6)  Corporate Activities

   Financial Structure

   PKS, in addition to specifically attributable items, has corporate assets, liabilities and related income and expense which are not separately identified with the ongoing operations of the Group or the Construction & Mining Group. The items attributable to the Group and the Group's 50% portion of PKS are as follows:

   (dollars in millions)                        1997           1996

   Marketable securities                       $    3         $    5
   Property, plant and equipment, net              10              5
   Other assets                                     -              1
                                               ------         ------
    Total Assets                               $   13         $   11
                                               ======         ======

   Accounts payable                            $   10         $   17
   Noncurrent liabilities                           2              1
                                               ------         ------
    Total Liabilities                          $   13         $   18
                                               ======         ======

                                     1997         1996         1995

   Other (expense)  income            (1)           1            -

   Corporate General and Administrative Costs

   A portion of PKS' corporate general and administrative costs has been allocated to the Group based upon certain measures of business activity, such as employment, investments and sales, which management believes to be reasonable. These allocations were $5 million, $6 million and $5 million in 1997, 1996 and 1995.

    Income Taxes

   All domestic members of the PKS affiliated group are included in the consolidated U.S. income tax return filed by PKS as allowed by the Internal Revenue Code. Accordingly, the provision for income taxes and the related payments or refunds of tax are determined on a consolidated basis.

   The financial statement provision and actual cash tax payments have been reflected in the Group's and Construction & Mining Group's financial statements in accordance with PKS' tax allocation policy for such groups. In general, such policy provides that the consolidated tax provision and related cash flows and balance sheet amounts are allocated between the Group and the Construction & Mining Group, for group financial statement purposes, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective groups. The provision for estimated United States income taxes for the Group does not differ materially from that which would have been determined on a separate return basis.


(7) Gain on Subsidiary's Stock Transactions, net

   Stock issuances by MFS for acquisitions and employee stock options, reduced the Group's ownership in MFS prior to the Spin-off in 1995 to 66% from 67% in 1994. As a result, the Group recognized a gain of $3 million in 1995 representing the increase in the Group's proportionate share of MFS' equity. Deferred income taxes had been established on this gain prior to the Spin-off.

(8) Disclosures about Fair Value of Financial Instruments

   The following methods and assumptions were used to determine classification and fair values of financial instruments:

 Cash and Cash Equivalents

   Cash equivalents generally consist of funds invested in the Kiewit Mutual Fund-Money Market Portfolio and highly liquid instruments purchased with an original maturity of three months or less. The securities are stated at cost, which approximates fair value.

   Marketable  Securities, Restricted Securities  and  Non-current
Investments

   The Group has classified all marketable securities, restricted securities and marketable non-current investments not accounted for under the equity method as available-for-sale. Restricted securities primarily include investments in various portfolios of the Kiewit Mutual Fund that are restricted to fund certain reclamation liabilities of its coal mining ventures. Due to the anticipated increase in capital expenditures, the Group has reclassified its investments in marketable equity securities from non-current to current in 1997. The amortized cost of the securities used in computing unrealized and realized gains and losses is determined by specific identification. Fair values are estimated based on quoted market prices for the securities on hand or for similar investments. Net unrealized holding gains and losses are reported as a separate component of stockholders' equity, net of tax.

   At December 27, 1997 and December 28, 1996 the amortized cost, unrealized holding gains and losses, and estimated fair values of marketable securities, restricted securities and marketable non-current investments were as follows:
                                        Unrealized   Unrealized
                               Amortized Holding       Holding    Fair
   (dollars in millions)          Cost    Gains         Losses    Value
   1997:
   Marketable Securities:
    Kiewit Mutual Fund:
     Short-term government      $  234   $    -       $     -    $   234
     Intermediate term bond        195        3             -        198
     Tax exempt                    154        3             -        157
     Equity                          7        4             -         11
    Collateralized mortgage
     obligations                     -        1             -          1
    Equity securities               48        9             -         57
    Other securities                20        -             -         20
                                 -----   ------        ------     ------
                                 $ 658   $   20        $    -     $  678
                                 =====   ======        ======     ======

   Restricted Securities:
    Kiewit Mutual Fund:
     Intermediate term bond      $  10   $    -        $    -      $  10
     Equity                         12        -             -         12
                                 -----   ------        ------      -----
                                 $  22   $    -        $    -      $  22
                                 =====   ======        ======      =====


                                          Unrealized   Unrealized
                                Amortized   Holding      Holding    Fair
   (dollars in millions)          Cost       Gains        Losses    Value

   1996:
   Marketable Securities:
    Kiewit Mutual Fund:
     Short-term government        $   100   $     -      $      -   $   100
     Intermediate term bond            65         2             -        67
     Tax exempt                       126         2             -       128
     Equity                             5         2             -         7
    Corporate debt securities
      (held by C-TEC)                  47         -             -        47
    Collateralized mortgage
      obligations                       -         1              -        1
    Other securities                   20         2              -       22
                                  -------   -------      ---------   ------
                                  $   363   $     9      $       -   $  372
                                  =======   =======      =========   ======
   Restricted Securities:
    Kiewit Mutual Fund:
     Intermediate term bond       $     8   $     -      $       -   $    8
     Equity                             7         2              -        9
                                  -------   -------      ---------   ------
                                  $    15   $     2      $       -   $   17
                                  =======   =======      =========   ======
   Non-current investments:
    Equity securities             $    49   $    26      $       -   $   75
                                  =======   =======      =========   ======

   Other securities consist of bonds issued by the Casecnan project and purchased by the Group.

   For debt securities, amortized costs do not vary significantly from principal amounts. Realized gains and losses on sales of marketable and equity securities were $9 million and $- million in 1997, $3 million and $- million in 1996, and $1 million and $2 million in 1995.

   At December 27, 1997, the contractual maturities of the debt securities are as follows:

   (dollars in millions)                   Amortized Cost      Fair Value

   Other securities:
    10+ years                                 $   20             $   20
                                              ======             ======

   Maturities   for   the  mutual  fund,  equity  securities   and
   collateralized mortgage obligations have not been presented as they do not have a single maturity date.

   Long-term Debt

   The  fair  value  of debt was estimated using  the  incremental borrowing rates of the Group for debt of the same remaining maturities. The fair value of the debt approximates the carrying amount.

(9) Investments

   Investments consist of the following at December 27, 1997 and December 28, 1996:

   (dollars in millions)                       1997           1996

   Commonwealth Telephone Enterprises Inc.    $   75         $    -
   RCN Corporation                               214              -
   Cable Michigan                                 46              -
   Pavilion Towers                                22              -
   Equity securities (Note 8)                      -             75
   C-TEC investments:
    Megacable S.A. de C.V.                         -             74
    Other                                          -             12
   Other                                          26             28
                                              ------         ------
                                              $  383         $  189
                                              ======         ======

   In September 1997, C-TEC announced that its board of directors had approved the planned restructuring of C-TEC into three publicly traded companies effective September 30, 1997. Under the terms of the restructuring C-TEC shareholders received stock in the following companies:

      Commonwealth Telephone Enterprises, Inc., containing the local telephone group and related engineering business;

       Cable Michigan, Inc., containing the cable television operations in Michigan; and

      RCN Corporation, Inc., which consists of RCN Telecom Services; C-TEC's existing cable systems in the Boston-Washington D.C. corridor; and the investment in Megacable S.A. de C.V., a cable operator in Mexico. RCN Telecom Services is a provider of packaged local and long distance telephone, video, and internet access services provided over fiber optic networks to residential customers in Boston, New York City and Washington D.C.

   As a result of the restructuring, the Group owns less than 50% of the outstanding shares and voting rights of each entity, and therefore accounts for each entity using the equity method as of the beginning of 1997. C-TEC's financial position, results of operations and cash flows are consolidated in the 1996 and 1995 financial statements.

   The following is summarized financial information of the three entities created as result of the C-TEC restructuring:

   Operations (dollars in millions)                1997     1996     1995

 Commonwealth Telephone Enterprises

 Revenue                                         $  197     $  186  $  174
 Net income available to common stockholders         20         20      31

 Group's share:
  Net income                                         10         10      15
  Goodwill amortization                              (1)        (1)      1
                                                 ------      -----   -----
   Equity in net income                          $    9      $   9   $  16
                                                 ======      =====   =====

 Cable Michigan

 Revenue                                         $   81      $  76   $ 60
 Net loss available to common stockholders           (4)        (8)   (10)

 Group's share:
  Net loss                                           (2)        (4)    (5)
  Goodwill amortization                              (4)        (4)    (4)
                                                 ------     ------   ----
   Equity in net loss                            $   (6)    $   (8)  $ (9)
                                                 ======     ======   ====

 RCN Corporation

 Revenue                                         $  127     $  105   $ 91
 Net income (loss) available to
  common stockholders                               (52)        (6)     2

 Group's share:
  Net income (loss)                                 (26)        (3)     1
  Goodwill amortization                               -         (3)     1
                                                 ------     ------   ----
   Equity in net (loss) income                   $  (26)    $   (6)  $  2
                                                 ======     ======   ====

                                       Commonwealth
                                         Telephone      Cable       RCN
                                        Enterprises   Michigan    Corporation
   Financial Position (in millions)    1997    1996  1997   1996  1997   1996
    Current assets                    $  71   $  51  $  23 $  10 $  698 $ 143
    Other assets                        303     266    120   139    453   485
                                      -----   -----  ----- -----  ----- -----
   Total assets                         374     317    143   149  1,151   628

 Current liabilities                     76      59     16    24     70    57
 Other liabilities                      260     189    166   190    708   175
 Minority  interest                       -       -     15    15     16     5
                                     ------   -----  -----  ----  -----  ----
  Total liabilities                     336     248    197   229    794   237
                                     ------   -----  -----  ----  -----  ----

   Net  assets (liabilities)         $   38   $  69  $ (54) $(80) $ 357 $ 391
                                     ======   =====  =====  ====  ===== =====
 Group's Share:
  Equity in net assets               $   18   $  33  $ (26) $(38) $ 173 $ 189
  Goodwill                               57      58     72    75     41    41
                                     ------   -----  -----  ----  -----  ----
                                     $   75   $  91  $  46  $ 37  $ 214 $ 230
                                     ======   =====  =====  ====  ===== =====


   On   December  27,  1997  the  market  value  of  the   Group's
   investments in Commonwealth Telephone, Cable Michigan and RCN was $215 million, $76 million and $485 million, respectively.

   In February 1997, the Group purchased the Pavillion Towers office building in Aurora, Colorado for $22 million.

   Investments in 1996 also include C-TEC's 40% ownership of Megacable S.A. de C.V., Mexico's second largest cable operator, accounted for using the equity method.

 (10) Intangible Assets

   Intangible assets consist of the following at December 27, 1997 and December 28, 1996:

   (dollars in millions)                     1997             1996

   CPTC intangibles and other               $   23          $    23
   C-TEC:
    Goodwill                                     -              198
    Franchise and subscriber lists               -              229
    Other                                        -               34
                                            ------          -------
                                                23              484
   Less accumulated amortization                (2)            (131)
                                            ------         --------
                                            $   21         $    353
                                            ======         ========


   At December 27, 1997 and December 28, 1996, long-term debt was as follows:

   (dollars in millions)                               1997          1996

   CPTC Long-term Debt (with recourse only to CPTC):
    Bank Note
     (7.7% due 2008)                                   $     65    $     65

    Institutional Note
     (9.45% due 2017)                                        35          35

    OCTA Debt
     (9.0% due 2006)                                          8           6

    Subordinated Debt
     (9.5% No Maturity)                                       6           2
                                                        -------     -------
                                                            114         108

   Other:
    Pavilion Towers Debt  (8.4% due 2007)                    15           -
    Capitalized Leases                                        6           1
    Other                                                     5           6
                                                        -------     -------
                                                             26           7


   C-TEC Long-term Debt (with recourse only  to C-TEC):
    Credit Agreement - National Bank for Cooperatives
    (7.51% due 2009)                                          -        110
    Senior Secured Notes
     ( 9.65% due 1999)                                        -        134

    Term Credit Agreement - Morgan Guaranty Trust Company
     (7% due 2002)                                            -         18
                                                         ------     ------

                                                              -        262
                                                         ------     ------
                                                            140        377
   Less current portion                                      (3)       (57)
                                                         ------     ------
                                                         $  137     $  320
                                                         ======     ======

   CPTC:

   In August 1996, CPTC converted its construction financing note into a term note with a consortium of banks ("Bank Debt"). The interest rate on the Bank Debt is based on LIBOR plus a varying rate with interest payable quarterly. Upon completion of the SR91 toll road, CPTC entered into an interest rate swap arrangement with the same parties. The swap expires in January 2004 and fixes the interest rate on the Bank Debt from 9.21% to 9.71% during the term of the swap agreement.

   The institutional note is with Connecticut General Life Insurance Company, a subsidiary of CIGNA Corporation. The note converted into a term loan upon completion of the SR91 toll road.

   Substantially all the assets of CPTC and the partners' equity interest in CPTC secure the term debt.

   Orange County Transportation Authority holds $8 million of subordinated debt which is due in varying amounts over 10 years. Interest accrues at 9% and is payable quarterly beginning in 2000.

   In July 1996, CPTC borrowed from the partners $2 million to facilitate the completion of the project. In 1997, CPTC borrowed an additional $4 million from the partners in order to comply with equity maintenance provisions of the contract with the State of California and its lenders. The debt is payable to the partners and is generally subordinated to all other debt of CPTC. Interest on the subordinated debt compounds annually at 9.5% and is payable only as CPTC generates excess cash flows.

   CPTC capitalized interest of $- million, $5 million and $7 million in 1997, 1996 and 1995.

   Other:

   In   June   1997,  a  mortgage  with  Metropolitan   Life   was
   established.   The  Pavilion  Towers  building  in  Aurora,  CO
   collateralizes this debt.

   Scheduled maturities of long-term debt through 2002 are as follows (in millions): 1998 - $3; 1999 -$6; 2000 - $5; 2001 -
   $6 and $8 in 2002.

(12) Income Taxes

   An analysis of the income tax (provision) benefit attributable to earnings from continuing operations before income taxes and minority interest for the three years ended December 27, 1997 follows:

   (dollars in millions)                        1997      1996     1995

   Current:
    U.S. federal                              $   (54)   $  (61)   $  (66)
    Foreign                                         -        (4)       (4)
    State                                          (1)       (6)       (3)
                                              -------    ------    ------
                                                  (55)      (71)      (73)
   Deferred:
    U.S. federal                                  103        67       145
    Foreign                                         -         -         3
    State                                           -         1         4
                                              -------    ------    ------
                                                  103        68       152
                                              -------    ------    ------
                                              $    48    $   (3)   $   79
                                              =======    ======    ======


   The United States and foreign components of earnings from continuing operations for tax reporting purposes, before equity loss in MFS (recorded net of tax), minority interest and income taxes follows:

   (dollars in millions)                       1997       1996      1995

   United States                             $    31     $  106    $  187
   Foreign                                         -          1         3
                                             -------     ------     -----
                                             $    31     $  107     $ 190
                                             =======     ======     =====

   A reconciliation of the actual income tax (provision) benefit and the tax computed by applying the U.S. federal rate (35%) to the earnings from continuing operations before equity loss in MFS (recorded net of tax), minority interest and income taxes for the three years ended December 27, 1997 follows:

   (dollars in millions)                       1997        1996     1995
   Computed tax at statutory rate           $   (11)    $   (37)  $   (67)
   State income taxes                            (1)         (3)        -
   Depletion                                      3           3         2
   Goodwill amortization                          -          (3)       (2)
   Tax exempt interest                            2           2         2
   Prior year tax adjustments                    62          44        51
   Compensation expense attributable
     to options                                  (7)          -         -
   MFS deferred tax                               -           -        93
   Taxes on foreign operations                    -          (2)        1
   Other                                          -          (7)       (1)
                                            -------     -------    ------
                                            $    48     $    (3)   $   79
                                            =======     =======    ======


   During the three years ended December 27, 1997, the Group settled a number of disputed tax issues related to prior years that have been included in prior year tax adjustments.

   Possible   taxes,   beyond  those  provided  on  remittances   of
   undistributed  earnings  of  foreign  subsidiaries,   are   not
   expected to be material.

   The components of the net deferred tax liabilities for the years ended December 27, 1997 and December 28, 1996 were as follows:

   (dollars in millions)                             1997        1996
   Deferred tax liabilities:
    Investments in securities                      $     7     $    11
    Investments in joint ventures                       33          45
    Asset bases - accumulated depreciation              53         225
    Coal sales                                          41          15
    Other                                               16          16
                                                   -------     -------
   Total deferred tax liabilities                      150         312

   Deferred tax assets:
    Compensation - retirement benefits                  25          29
    Investment in subsidiaries                           8           2
    Provision for estimated expenses                     7          26
    Net operating losses of subsidiaries                 -           6
    Foreign and general business tax credits             3          67
    Alternative minimum tax credits                      -          16
    Other                                                9          19
    Valuation allowances                                 -          (6)
                                                   -------     -------
   Total deferred tax assets                            52         159
                                                   -------     -------
   Net deferred tax liabilities                    $    98     $   153
                                                   =======     =======


(13) Stockholders' Equity

   PKS is generally committed to purchase all Class D Stock in accordance with the Certificate of Incorporation. Issuances and repurchases of common shares, including conversions, for the three years ended December 27, 1997 were as follows:

                                                          Class
                                                         D  Stock

   Shares issued in 1995, including conversions
     of 12,847,155                                      13,377,765
   Shares repurchased in 1995                              210,735
   Shares issued in 1996, including conversions
     of 2,052,245                                        2,052,425
   Shares repurchased in 1996, including conversions
     of 150,995                                          1,276,080
   Shares issued in 1997, including conversions
     of 6,517,715                                       19,630,730
   Shares repurchased in 1997, including conversions
     of 1,180                                               14,805


(14) Class D Stock Plan

    In December 1997, stockholders approved amendments to the 1995 Class D Stock Plan ("the Plan"). The amended plan, among other things, increases the number of shares reserved for issuance upon the exercise of stock based awards to 35,000,000, increases the maximum number of options granted to any one participant to 5,000,000, provides for the acceleration of vesting in the event of a change in control, allows for the grant of stock based awards to directors of the Group and other persons providing services to the Group, and allows for the grant of nonqualified stock options with an exercise price of less than the fair market value of Class D Stock.

    In December 1997, the Group converted both option and stock appreciation rights plans of a subsidiary, to the Group's plan. This conversion resulted in the issuance of 3.7 million options to purchase Class D Stock at $9 per share. The Group recognized a one time expense, and a corresponding increase in equity, as a result of the transaction. This increase in equity and the conversion of the stock apprciation rights liability to equity are reflected as option activity in the Statement of Changes in Stockholders' Equity. The options vest over three years and expire in December 2002.

    The Group has elected to adopt only the required disclosure provisions and not the optional expense recognition provisions under SFAS No. 123 "Accounting for Stock Based Compensation", which established a fair value based method of accounting for stock options and other equity instruments. The fair value of the options outstanding was calculated using the Black-Scholes method using risk-free interest rates ranging from 5.5% to 6.77% and expected lives of 75% of the term of the option. The Group used an expected volatility rate of 0%, which is allowed for private entities under SFAS No. 123. Once the Gruop's stock becomes listed, volatility factors will be incorporated in determining fair value. The Group's net income and earnings per share for 1997 and 1996 would have been reduced to the pro forma amounts shown below if SFAS No. 123 had been applied.

                                                 1997         1996

    Net Income
      As Reported                              $    93      $   113
      Pro Forma                                     93          112

    Basic Earnings per Share
      As Reported                              $   .74      $   .97
      Pro Forma                                    .74          .97

    Diluted Earning per Share
      As Reported                               $  .74       $  .97
      Pro Forma                                    .74          .96

    The 1995historical pro forma amounts did not vary as the options granted in 1995 had not vested.


 Transactions involving stock options granted under the Plan are summarized as follows:

                                             Option Price     Weighted Avg.
                                 Shares      Per Share       Option Price

 Balance December 31, 1994             -      $       -         $      -

   Options granted             1,340,000           8.08             8.08
   Options cancelled                   -              -                -
   Options exercised                   -              -                -
                               ---------
 Balance December 30, 1995     1,340,000       $   8.08         $   8.08
                                               ========         ========

   Options granted               895,000       $   9.90          $  9.90
   Options cancelled             (15,000)          8.08             8.08
   Options exercised                   -          -                -
                               ---------
 Balance December 28, 1996     2,220,000  $8.08 - $9.90          $   8.81
                                          =============          ========

   Options granted             7,495,465  $9.00 - $10.85         $   9.93
   Options cancelled             (53,000)         $ 9.90         $   9.90
   Options exercised          (2,318,465) $8.08 - $ 9.90         $   8.93
                              ----------
 Balance December 27, 1997     7,344,000  $8.08 - $10.85         $   9.91
                                          ==============         ========

 Options exercisable
   December 30, 1995                   -         $     -         $      -
     December 28, 1996           265,000            8.08             8.08
     December 27, 1997         1,295,269   $8.08 - $9.90             8.70



   The weighted average remaining life for the 7,344,000 options outstanding on December 27, 1997 is 8.3 years.

(15) Industry and Geographic Data

   The Group operates primarily in three reportable segments: information services, telecommunications and coal mining. Other primarily includes CPTC and corporate overhead not attributable to a specific segment and marketable securities.

   Equity earnings is included due to the significant equity investments in the telecommunication business.

   In 1997, 1996 and 1995 Commonwealth Edison Company accounted for 43%, 23% and 23% of the Group's revenues.

   A summary of the Group's operations by industry and geographic region is as follows:

                           Telecom-
Industry Data Information  munications Coal          Discontinued
(dollars in   Service      (C-TEC      Mining Other  Operations    Consolidated
  millions)                 Entities)
 1997

 Revenue      $  94          $   -     $  222  $ 16    $    -        $ 332
 Operating
  Earnings      (16)             -         82   (23)        -           43
 Equity Losses,
   net            -            (23)         -   (20)        -          (43)
 Identifiable
   Assets        61            336        449   588       643        2,127
 Capital
  Expenditures   14              -          3     9         -           26
 Depreciation,
    Depletion &
    Amortization  8              -          8     8         -            24

 1996

 Revenue      $  42          $ 367      $ 234   $  9    $   -        $ 652
 Operating
  Earnings       (3)            31         94    (35)       -           87
 Equity Losses,
   net           (1)            (1)         -     (7)       -           (9)
 Identifiable
  Assets         29          1,100        387    380      608        2,504
 Capital
  Expenditures   11             87          2     17        -          117
 Depreciation,
  Depletion &
  Amortization   10            106         12      4        -          132


 1995

 Revenue      $  36         $  325     $ 216   $  3      $  -        $ 580
 Operating
  Earnings        4             37        77    (73)        -           45
 Equity Losses,
  net             -             (3)        -     (2)        -           (5)
 Identifiable
  Assets         34          1,143       368    614       319        2,478
 Capital
  Expenditures    6             72         4     36         -          118
 Depreciation,
  Depletion &
  Amortization    5             81         7      3         -           96


                              Telecom-
Geographic Data Information  munications Coal          Discontinued
(dollars in     Services     (C-TEC      Mining  Other Operations   Consolidated
  millions)                   Entities)

 1997

Revenue:
 United States  $ 94          $   -      $ 222   $  16    $    -      $  332
 Other             -              -          -       -         -           -
                ----          -----      -----   -----    ------      ------
                $ 94          $   -      $ 222   $  16    $    -      $  332
                ====          =====      =====   =====    ======      ======

Operating Earnings:
 United  States $(16)        $    -      $  82   $ (23)   $    -      $   43
 Other             -              -          -       -         -           -
                ----         ------      -----   -----    ------      ------
                $(16)        $    -      $  82   $ (23)   $    -      $   43
                ====         ======      =====   =====    ======      ======

Identifiable Assets:
 United  States $ 59         $  336      $ 499   $ 588    $  321      $1,803
 Other             2              -          -       -       322         324
                ----         ------      -----   ------   ------      ------
                $ 61         $  336      $ 499   $  588   $  643      $2,127
                ====         ======      =====   ======   ======      ======

1996

Revenue:
 United States $  42         $  367      $ 234   $    9  $     -      $  652
 Other             -              -          -        -        -           -
               -----         ------      -----   ------   ------      ------
               $  42         $  367      $ 234   $    9   $    -      $  652
               =====         ======      =====   ======   ======      ======

Operating Earnings:
 United States $  (3)        $   31      $  94   $  (35)  $    -      $   87
 Other             -              -          -        -        -           -
               -----         ------      -----   ------   ------      ------
               $  (3)        $   31      $  94   $  (35)  $    -      $   87
               =====         ======      =====   ======   ======      ======

Identifiable Assets:
 United States $  29         $1,100      $ 387   $  380   $  287      $2,183
 Other             -              -          -        -      321         321
               -----         ------      -----   ------   ------      ------
               $  29         $1,100      $ 387   $  380   $  608      $2,504
               =====         ======      =====   ======   ======      ======

 1995

Revenue:
 United States $ 36          $  325     $ 216    $   3   $    -       $  580
 Other            -               -         -        -        -            -
               ----          ------     -----    -----    -----       ------
               $ 36          $  325     $ 216    $   3    $   -       $  580
               ====          ======     =====    =====    =====       ======

Operating Earnings:
 United States $  4          $   37     $  77    $ (73)   $    -      $   45
 Other            -               -         -        -         -           -
               ----          ------     -----    -----    ------      ------
               $  4          $   37     $  77    $ (73)   $    -      $   45
               ====          ======     =====    =====    ======      ======

Identifiable Assets:
 United States $ 34          $1,143     $ 368     $614     $ 223      $2,382
 Other            -               -         -        -        96          96
               ----          ------     -----     ----     -----      ------
               $ 34          $1,143     $ 368     $614     $ 319      $ 2,478
               ====          ======     =====     ====     =====      =======


(16) Related Party Transactions

   The Group receives certain mine management services from the Construction & Mining Group. The expense for these services was $32 million for 1997, $37 million for 1996 and $30 million for 1995, and is recorded in general and administrative expenses.

(17) Fair Value of Financial Instruments

  The carrying and estimated fair values of the Group's financial instruments are as follows:

                                                   1997             1996
                                               Carrying Fair    Carrying Fair
(dollars in millions)                          Amount  Value    Amount  Value

Cash and cash equivalents (Note 8)             $   87  $   87    $  147 $ 147
 Marketable securities (Note 8)                   678     678       372   372
 Restricted securities (Note 8)                    22      22        17    17
 Investments in C-TEC entities (Note 9)           335     776       355   315
 Investment in equity securities (Notes 8 & 9)      -       -        75    75
 Investments in discontinued operations (Note 4)  643     854       608   960
 Long-term debt (Notes 8 & 11)                    140     140       377   384


(18) C-TEC Restructuring

   The following is financial information of the Group had C-TEC been accounted for utilizing the equity method as of December 27, 1997 and December 28, 1996 and for each of the three years ended December 27, 1997. The 1997 financial statements include C-TEC accounted for utilizing the equity method and are presented here for comparative purposes only.

Operations (dollars in millions)                   1997       1996      1995

 Revenue                                          $  332     $  285    $  255
 Cost of Revenue                                    (175)      (134)     (133)
                                                  ------      -----    ------
                                                     157        151       122

 General and Administrative Expenses                (114)       (95)     (114)
                                                  ------      -----     -----

 Operating Earnings                                   43         56         8

 Other (Expense) Income:
  Equity earnings (losses), net                      (43)       (13)        7
  Investment income, net                              45         42        30
  Interest expense, net                              (15)        (5)       (1)
  Gain on subsidiary's stock transactions, net         -          -         3
  Other, net                                           1         11       120
                                                  ------     ------    ------
                                                     (12)        35       159

  Equity Loss in MFS                                   -          -      (131)
                                                  ------     -------   ------
   Earnings from Continuing Operations
    before Income Taxes and Minority Interest         31           91      36

   Income Tax Benefit                                 48           11      90

   Minority Interest in Net Loss of Subsidiaries       4            2       -
                                                 -------     --------   -----
   Income from Continuing Operations                  83          104     126

   Income from Discontinued Operations                10            9      14
                                                 -------     --------   -----

   Net Earnings                                  $    93     $    113   $ 140
                                                 =======     ========   =====


   Financial Position (dollars in millions)             1997         1996

   Assets

   Current Assets:
    Cash and cash equivalents                         $    87      $   71
    Marketable securities                                 678         325
    Restricted securities                                  22          17
    Receivables                                            42          34
    Investments in Discontinued Operations                643         608
    Other                                                  22          12
                                                      -------      ------
   Total Current Assets                                 1,494       1,067

   Net Property, Plant and Equipment                      184         174
   Investments                                            383         458
   Intangible Assets, net                                  21          23
   Other Assets                                            45          49
                                                      -------      ------
                                                      $ 2,127      $1,771
                                                      =======      ======


   Liabilities and Stockholders' Equity

   Current Liabilities:
    Accounts payable                                  $    31      $   41
    Current portion of long-term debt                       3           2
    Accrued reclamation and other mining costs             19          19
    Other                                                  36          27
                                                      -------      ------
   Total Current Liabilities                               89          89

   Long-term Debt, less current portion                   137         113
   Deferred Income Taxes                                   83          47
   Accrued Reclamation Costs                              100          98
   Other Liabilities                                      139         163
   Minority Interest                                        1           4
   Stockholders' Equity                                 1,578       1,257
                                                      -------      ------
                                                      $ 2,127     $ 1,771
                                                      =======     =======

 (19) Pro Forma Information (unaudited).

  The following information represents the pro forma financial position of the Group after reflecting the impact of the transactions with CalEnergy (Note 4) and the conversion of Class C shares to Class D shares (Note 21) both of which occurred subsequent to the fiscal year end.


                                     1997                      1997
 (dollars  in  millions)         Historical    Adjustments   Pro Forma

   Current Assets
     Cash & marketable securities   $   765    $  122 (a)    $  2,046
                                                1,159 (b)
      Investment in discontinued
       Operations                        643     (643)(b)           -
    Other current assets                  86                       86
                                     -------    -----         -------
 Total Current Assets                  1,494      638           2,132


 Property, Plant & Equipment, net        184                      184

 Other Non-current assets                449                      449
                                     -------    -----        --------

                                     $ 2,127    $ 638        $  2,765
                                     =======    =====        ========


 Current Liabilities                 $    89    $ 192 (b)    $    281

 Non-current Liabilities                 459                      459

 Minority Interest                         1                        1

 Stockholders' Equity                  1,578      122 (a)       2,024
                                                  324 (b)
                                    --------    -----        --------
                                    $  2,127    $ 638        $  2,765
                                    ========    =====        ========


(a) Reflect conversion of 2.3 million Class C shares to 10.5 million Class D shares.
(b) Reflect sale of energy assets to CalEnergy and related income tax liability.

 (20) Other Matters

   In connection with the sale of approximately 10 million Class D shares to employees in 1997, the Company has retained the right to purchase the relevant Class D shares at the then current Class D Stock price if the Transaction is definitively abandoned by formal action of the PKS Board or the employees voluntarily terminate their employment on various dates prior to January 1, 1999.

   In May 1995, the lawsuit titled Whitney Benefits, Inc. and Peter Kiewit Sons' Co. v. The United States was settled. In 1983, plaintiffs alleged that the enactment of the Surface Mining Control and Reclamation Act of 1977 had prevented the mining of their Wyoming coal deposit and constituted a government taking without just compensation. In settlement of all claims, plaintiffs agreed to deed the coal deposits to the government and the government agreed to pay plaintiffs $200 million, of which Peter Kiewit Sons' Co., a Level 3 subsidiary, received approximately $135 million in June 1995 and recorded it in other income on the statements of earnings.

   The Group is involved in various other lawsuits, claims and regulatory proceedings incidental to its business. Management believes that any resulting liability, beyond that provided, should not materially affect the Group's financial position, future results of operations or future cash flows.

   The Group leases various buildings and equipment under both operating and capital leases. Minimum rental payments on buildings and equipment subject to noncancelable operating leases during the next 7 years aggregate $29 million.

   It is customary in the Group's industries to use various financial instruments in the normal course of business. These instruments include items such as letters of credit. Letters of credit are conditional commitments issued on behalf of the Group in accordance with specified terms and conditions. As of December 27, 1997, the Group had outstanding letters of credit of approximately $22 million.

(21) Subsequent Events

 In  January  1998, approximately 2.3 million shares  of  Class  C
   Stock, with a redemption value of $122 million, were converted into 10.5 million shares of Class D Stock.

    In March 1998, PKS announced that its Class D Stock will begin trading on April 1 on the Nasdaq National Market under the symbol "LVLT." The Nasdaq listing will follow the separation of the Group and the Construction Group of PKS, which is expected to be completed on March 31, 1998. In connection with the separation, PKS' construction subsidiary will be renamed "Peter Kiewit Sons', Inc." and PKS Class D stock will become the common stock of Level 3 Communications, Inc.

   PKS' certificate of incorporation gives stockholders the right to exchange their Class C Stock for Class D Stock under a set conversion formula. That right will be eliminated as a result of the separation of the Group and the Construction Group. To replace that conversion right, Class C stockholders received
   6.5 million shares of a new Class R stock in January, 1998, which is convertible into Class D Stock in accordance with terms ratified by stockholders in December 1997.

   The PKS Board of Directors has approved in principle a plan to force conversion of all shares of Class R stock outstanding. Due to certain provisions of the Class R stock, conversion will not be forced prior to May 1998, and the final decision to force conversion would be made by Level 3 Board of Directors at that time. The Level 3 Board may choose not to force conversion if it were to decide that conversion is not in the best interests of the stockholders of Level 3. If, as currently anticipated, the Level 3 Board determines to force conversion of the Class R stock on or before June 30, 1998, certain adjustments will be made to the cost sharing and risk allocation provisions of the separation agreement between Level 3 and the Construction business.

   If   the  Level  3  Board  of  Directors  determines  to  force conversion of the Class R stock, each share of Class R stock will be convertible into $25 worth of Level 3 (Class D Stock) common stock, based upon the average trading price of the Level
   3 common stock on the Nasdaq National Market for the last fifteen trading days of the month prior to the determination by the Board of Directors to force conversion. When the spin-off occurs, Level 3 will increase paid in capital and reduce retained earnings by the fair value of the Class R shares.